Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SOLARCITY CORPORATION

POPPY ACQUISITION LLC

PARAMOUNT GR HOLDINGS, LLC

PARAMOUNT ENERGY SOLUTIONS, LLC,

AND

PARAMOUNT GR HOLDINGS, LLC, AS REPRESENTATIVE

AUGUST 13, 2013

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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EXHIBITS

Exhibit A	Transition Services Agreement

Exhibit B	Key Employees

Exhibit C	Employment Offer Letters

Exhibit D	Noncompetition Agreements

Exhibit E	Parent Holders

Exhibit F	Parent Holder Agreements

Exhibit G	Bill of Sale

Exhibit H	Assignment and Assumption Agreement

Exhibit I	IP Assignment Agreements

Exhibit J	Escrow Agreement

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 13, 2013 by and among SolarCity Corporation, a Delaware corporation (“Buyer”), Poppy Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Acquisition Sub”), Paramount GR Holdings, LLC, a Delaware limited liability company (“Parent”), Paramount Energy Solutions, LLC, a California limited liability company and a wholly owned subsidiary of Parent (“PES” and, together with Parent, each, a “Seller” and, collectively, the “Sellers”), and Parent, solely in its capacity as the representative of the Parent Holders (the “Representative”). Each of Buyer, Acquisition Sub, the Sellers and the Representative are referred to herein sometimes as a “Party” and together as the “Parties.” Capitalized terms not otherwise defined herein shall have the meaning set forth in Article 1.

W I T N E S S E T H:

WHEREAS, the Sellers, through themselves and their Subsidiaries, are engaged in the Business.

WHEREAS, Buyer and Acquisition Sub desire to purchase the Business, and the Sellers desire to sell the Business, pursuant to a purchase and sale of all assets used in or held for use in the operation of the Business (other than certain Excluded Assets), and an assumption of certain liabilities and other obligations to the extent relating to the Business (such transactions being referred to herein collectively as the “Transactions”).

WHEREAS, as a condition and inducement to the willingness of Buyer and Acquisition Sub to enter into this Agreement, concurrently herewith, Buyer and Parent are entering into a Transition Services Agreement, in the form attached hereto as Exhibit A (the “Transition Services Agreement”), which will be effective only upon the consummation of the Transactions at the Closing contemplated hereunder.

WHEREAS, as a condition and inducement to the willingness of Buyer to enter into this Agreement, concurrently herewith, Buyer and certain employees of the Sellers or the Sellers’ Affiliates, as set forth on Exhibit B (the “Key Employees”), are entering into Employment Offer Letters, in the form attached hereto as Exhibit C (the “Employment Offer Letters”), and Noncompetition and Nonsolicitation Agreements, in the form attached hereto as Exhibit D (the “Noncompetition Agreements”), which will be effective only upon the consummation of the Transactions at the Closing contemplated hereunder.

WHEREAS, as a condition and inducement to the willingness of Buyer to enter into this Agreement, concurrently herewith, Buyer and the Persons, as set forth on Exhibit E (collectively, the “Parent Holders”), are entering into agreements in the form attached hereto as Exhibit F (the “Parent Holder Agreements”) pursuant to which the Sellers and the Parent Holders have agreed, among other things, to be bound by the indemnification and other applicable provisions of this Agreement and certain non-competition, non-interference, non-solicitation and no hire restrictions, and which will be effective only upon the consummation of the Transactions at the Closing contemplated hereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the capitalized terms in this Section 1.1 shall have the meanings set forth below.

(a) “Accounts Payable” shall mean (i) all trade accounts payable and obligations to make payments to suppliers and other service providers of any of the Sellers or any of its Subsidiaries, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered to any Seller or any of its Subsidiaries, (ii) all other accounts or notes payable by any Seller or any of its Subsidiaries, and (iii) any claim, remedy or other right related to any of the foregoing.

(b) “Accounts Receivable” shall mean (i) all trade accounts receivable and other rights to payment from customers of any Seller or any of its Subsidiaries, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of any Seller or any of its Subsidiaries, (ii) all other accounts or notes receivable of any Seller or any of its Subsidiaries, and (iii) any claim, remedy or other right related to any of the foregoing.

(c) “Action” shall mean any action, arbitration, complaint, hearing, audit, investigation, lawsuit, litigation or other legal proceeding (whether at law or in equity, whether civil, criminal, administrative, judicial or investigative) filed or brought by or before, or otherwise involving, any Governmental Authority.

(d) “Additional Consideration” shall mean the Additional Stock Consideration, if any, and the Additional Cash Consideration, if any.

(e) “Additional Consideration Amount” shall mean the amount equal to (i) the Closing Date Price minus the Effective Date Price multiplied by (ii) the Closing Shares; provided, however, that if the Effective Date Price is greater than or equal to the Closing Date Price, the Additional Consideration Amount shall equal Zero Dollars ($0.00).

(f) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(g) “Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and international statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(h) “Board” shall mean the board of managers, manager, board of directors, or similar governing body, as applicable, of such Person.

(i) “Books and Records” shall mean the business records, personnel records, financial books and records, Tax records and related work papers relating to Property Taxes (and as reasonably requested by Buyer relating to any other Taxes for which Buyer could be liable as a result of the Transactions), sales order files, purchase order files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data (in paper or electronic format), of any Seller or any of its Subsidiaries related to the Business.

(j) “Business” shall mean as currently conducted (i) PES’s business (the “PES Business”), and (ii) Parent and its Subsidiaries business and operations related to the Products including (A) the targeted marketing of the Products to consumers and other end customers, (B) the sale, leasing, installation, support, distribution and maintenance of such Products, as the case may be, (C) providing access to consumer financing and leasing for such Products through PowerSaver and the Fund; provided, however, if the MITA Closing does not occur on or prior to the Closing, the Business shall not include the Fund, and (D) all associated administrative personnel, information technology, call center and other operations relating to the forgoing; provided, however, that (1) if the MITA Closing does not occur on or prior to the Closing, the Business shall not include the Fund, and (2) the Business shall not include the providing of mortgages to consumers as currently conducted by Paramount Equity Mortgage, LLC. Notwithstanding the foregoing, for the purposes of Section 8.5, the term Business shall include the Fund.

(k) “Business Day” shall mean each day that is not a Saturday, Sunday, or other day on which banking institutions located in San Francisco, California are authorized or obligated by Law to close.

(l) “Business Employee” shall mean an Employee who performs all or substantially all of his or her services for any Seller or any of its Subsidiaries on behalf of the Business, including (i) any such Employees on temporary leave for purposes of jury or annual two (2) week national service/military duty, employees on vacation and employees on a regularly scheduled day off from work, and (ii) any such Employees who on the Closing Date are on maternity or paternity leave, education leave, military leave with veteran’s reemployment rights under federal Law, leave under the Family Medical Leave Act of 1993 or equivalent provisions of any similar Laws of any jurisdictions, approved personal leave, short-term disability leave or medical leave (those Employees set forth in this clause (ii), the “Leave Employees”) but, unless otherwise required under local employment Laws, excluding any such Employees on long-term disability or whose employment with Seller and any of its Subsidiaries has terminated prior to the Closing.

(m) “Business Facility” shall mean any real property (including the land and the improvements thereon), that has at any time been owned, operated, occupied, controlled or leased by any of the Sellers or its Subsidiaries and from which the Business has been operated.

(n) “Business Material Adverse Effect” shall mean any change, event, circumstance, or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, is or is reasonably likely to be materially adverse to (i) any Seller’s ability to consummate the Transactions and fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements, or that is reasonably likely to materially delay the consummation of the Transactions, or (ii) the business, operations, condition (financial or otherwise), assets, liabilities or results of operations of the Business, taken as a whole; provided, however, that in the case of clause (ii) only, in determining whether a Business Material Adverse Effect has or would occur, is reasonably likely to occur, or would reasonably be expected to occur, any change, event, circumstance or effect on any Seller or any of its Subsidiaries to the extent resulting from, or arising out of, or in any way related to any of the following (either alone or in combination) shall be excluded and disregarded: (A) changes in, or conditions affecting, the economy or capital markets in the United States or any other country or region in the world, (B) changes in, or conditions affecting, the industries in which the Business operates, (C) acts of war, terrorism or natural disasters and (D) any action taken by any of the Sellers with Buyer’s written consent or in compliance with the terms of this Agreement; provided that prior to taking such action, if applicable, the Sellers inform Buyer that the Sellers believes that such action is or is reasonable likely to be materially adverse to the Business, financial condition, assets, liabilities, or results of operations of the Sellers and their Subsidiaries, taken as a whole; provided, however, such changes, events, circumstances or effects referred to in the foregoing clauses (A), (B), and (C) do not have a disproportionate effect on the Business relative to other businesses in the industry in which the Business operates.

(o) “Buyer Common Stock” shall mean the shares of common stock, par value $0.0001 per share, of Buyer.

(p) “Buyer Fundamental Representations” shall mean (i) the representations and warranties of Buyer set forth in Section 6.1 (Organization and Good Standing), Section 6.2 (Authority and Enforceability), Section 6.4 (Buyer Common Stock), and Section 6.8 (Brokerage Fees), and (ii) the representations and warranties set forth in any Transaction Agreement as listed on Schedule 1.1(p).

(q) “Buyer Material Adverse Effect” shall mean any change, event, circumstance, or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, is or is reasonably likely to be materially adverse to (i) Buyer’s ability to consummate the Transactions and to fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements, or that is reasonably likely to materially delay the consummation of the Transactions, or (ii) the business, operations, condition (financial or otherwise), assets, liabilities or results of operations of Buyer; provided, however, that in the case of clause (ii) only, in determining whether a Business Material Adverse Effect has or would occur, is reasonably likely to occur, or would reasonably be expected to occur, any change, event, circumstance or effect on Buyer to the extent resulting from, or arising out of, or in any way related to any of the following (either alone or in combination) shall be excluded and disregarded: (A) changes in, or conditions affecting, the economy or capital markets in the United States or any other country or region in the world, (B) changes in, or conditions affecting, the industries in which Buyer operates, (C) acts of war, terrorism or natural disasters, and (D) any change, in and of itself, in the market price or trading volume of shares of Buyer Common Stock; provided, however, such changes, events, circumstances or effects referred to in the foregoing clauses (A), (B), and (C) do not have a disproportionate effect on the Business relative to other businesses in the industry in which the Business operates.

(r) “Cash Consideration” shall mean Three Million Seven Hundred Thousand Dollars ($3,700,000).

(s) “Closing Date Price” shall mean the volume weighted average price per share of Buyer Common Stock on the NASDAQ Global Market for the ten (10) trading days immediately prior to the Closing Date as reported by Bloomberg Financial LP; provided, however, that in no event shall the Closing Date Price be less than $20.00 (the “Floor Price”).

(t) “COBRA” shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

(u) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(v) “Competing Business” shall mean the marketing, sale, installation, support, distribution, maintenance, financing or leasing of any products or services that are the same or substantially similar to those products or services of the solar business of Buyer or the Business, as currently conducted, or the Products, except as contemplated by the Transition Services Agreement.

(w) “Competing Territory” shall mean worldwide.

(x) “Contract” shall mean any written or oral contract, agreement, instrument, or other legally binding commitment of any kind or nature, including leases, licenses, mortgages, indentures, promissory notes, guarantees, and purchase orders.

(y) “Customer DB” shall mean a copy of the separate instance of the Sellers’ existing database of customers and prospects for the Products currently used by the Business and includes any proprietary Seller Software (in object code and source code forms) that is used with the database, and the associated database and data in or constituting the database; provided the Customer DB shall not include third party Software or data sources identified on Schedule 1.1(y).

(z) “Documentation Deliverables” shall mean existing documentation in the possession or control of the Sellers described on Schedule 1.1(z).

(aa) “Effective Date Price” shall mean the volume weighted average price per share of Buyer Common Stock on the NASDAQ Global Market for the seven (7) trading days immediately prior to the Effective Date as reported by Bloomberg Financial LP; provided, however, that in no event shall the Effective Date Price be less than the Floor Price.

(bb) “Employee” shall mean any current employee, consultant, director, or independent contractor of a Seller or any ERISA Affiliate.

(cc) “Employee Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any compensation, bonus, profit sharing, savings, pension, retirement, scheme, fund, deferred compensation, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, performance share, performance share unit, restricted stock unit, fringe benefit, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, medical, dental, vision, life or accidental dismemberment, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, unemployment, individual employment, consulting, incentive, commission, payroll practice, severance, retention, change in control, non-competition, or other employee plan, agreement, policy or arrangement (whether written or unwritten, insured or self-insured), and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, which is maintained, sponsored, contributed to, or required to be contributed to, by any Seller or any ERISA Affiliate for the benefit of any Employee or to which any Seller or any ERISA Affiliate has any Liability or potential Liability.

(dd) “Employment Agreement” shall mean each management, employment, retention, change in control, severance, consulting, relocation, repatriation, visa, work permit or other Contract, arrangement, or understanding between a Seller or any ERISA Affiliate and any Employee.

(ee) “Environmental Laws” shall mean all Laws and all common law relating to (i) pollution or protection of the environment, (ii) public health and safety, (iii) worker health and safety, (iv) exposures to Hazardous Materials, (v) emissions, discharges, Releases or threatened Releases of Hazardous Materials, and (vi) the manufacture, processing, registration, distribution, labeling, selling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials or products containing Hazardous Materials, including without limitation any product take-back or recycling Laws and any product content Laws, such as the European Union Directives 2011/65/EU (Restriction on the Use of Hazardous Substances) and 2002/96/EC (Waste Electrical and Electronic Equipment Directive).

(ff) “Environmental Permit” shall mean any Permit issued or required pursuant to Environmental Law.

(gg) “ERISA Affiliate” shall mean each Subsidiary of a Seller and any other person or entity under common control with a Seller or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(hh) “Escrow Agent” shall mean Wells Fargo Bank N.A., and if such financial institution refuses or is unable to perform the requested services, Buyer and Parent shall negotiate in good faith to agree upon a different, mutually acceptable financial institution.

(ii) “Escrow Amount” shall mean the number of shares of Buyer Common Stock (rounded down to the nearest whole share) equal to Twelve Million Dollars ($12,000,000) divided by the Closing Date Price.

(jj) “Excluded Technology” shall mean (i) generally commercially available (as of the Closing Date) network and business infrastructure Technology, equipment, devices, managed or hosted services and telecom resources (including telephone systems, computer servers, database Software, accounting system, HR and other administrative systems, security systems, disaster recovery systems, and email systems) used in the operation of Sellers or their Affiliates retained business and regardless of whether also used in the Business (“Infrastructure Technology”) and (ii) any other Technology identified on Schedule 1.1(jj).

(kk) “Fund” shall mean PEF 1 MM, LLC, a Delaware limited liability company (“PEF”), Paramount Energy Fund I Lessee, LLC, a Delaware limited liability company, and Paramount Energy Fund I Lessor, LLC, a Delaware limited liability company, collectively.

(ll) “GAAP” shall mean U.S. generally accepted accounting principles.

(mm) “Governmental Authority” shall mean any government or quasi-governmental entity, or political subdivision thereof, whether federal, state, county, municipal, city, national, provincial or municipal, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power, or any court, arbitrator or tribunal (or any department, bureau or division thereof).

(nn) “Hazardous Materials” shall mean any material, chemical, emission or substance that is defined or regulated as radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment, including but not limited to asbestos, and any petroleum, crude oil, natural gas, or any fraction, product or derivative thereof.

(oo) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(pp) “Indebtedness” shall mean all Liabilities and obligations, whether contingent or otherwise (including penalties, fees, interest and premiums) of a Person, (i) for borrowed money or in respect of loans or advances, (ii) evidenced by notes, bonds, debentures, letters of credit or similar instruments, (iii) for capital leases, (iv) for the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, (v) arising from cash/book overdrafts, (vi) determined on the basis of actual, not notional, obligations with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements, (vii) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens) on property owned or acquired by such Person, or (viii) in the nature of guarantees of the obligations described in the immediately preceding clauses (i) through (vii) of any other Person.

(qq) “Indemnified Party” shall mean any Person entitled to or seeking indemnification, compensation or reimbursement under the terms of this Agreement.

(rr) “Indemnifying Party” shall mean any Party obligated to provide indemnification, compensation or reimbursement, or against whom indemnification, compensation or reimbursement is sought, under the terms of this Agreement.

(ss) “Intellectual Property Rights” shall mean all of the following in any jurisdiction throughout the world and all rights therein: (i) patents and applications therefor (including patents issuing on such applications), together with all continuations, continuations-in-part, reissues, renewals, reexaminations, provisionals, divisionals, substitutions, extensions or revisions thereof, any foreign counterparts or equivalents of any of the foregoing and any other patents, applications or extensions that claim priority to or through any of the foregoing (“Patents”), (ii) trade-secret rights and all other rights in confidential business or technical information, (iii) copyrights, copyrights registrations and applications therefor, moral rights, and all other rights corresponding thereto (including mask works) (“Copyrights”), (iv) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”), (v) trade names, logos, common law trademarks and service marks and trademark and service mark registrations, and related goodwill and applications therefor (“Trademarks”), (vi) all rights in databases and data collections, and (vii) any similar or equivalent rights to any of the foregoing, including but not limited to moral rights (as applicable).

(tt) “International Employee Plan” shall mean each Employee Benefit Plan that has been adopted or maintained by any Seller or any ERISA Affiliate, whether formally or informally, or with respect to which any Seller or any ERISA Affiliate will or may have any Liability for the benefit of the Employees who perform or performed services outside the United States.

(uu) “Knowledge” shall mean with respect to the Sellers, the actual knowledge of (i) the Key Employees after due and diligent inquiry of the professional service providers (counsel, accountants or financial statement preparers) of the Sellers whom such Person would reasonably believe would have knowledge of the matter represented, and (ii) the individuals set forth on Schedule 1.1(uu)(ii)(1) and the knowledge such individuals would have after due and diligent inquiry of the individuals on Schedule 1.1(uu)(ii)(2).

(vv) “Law” shall mean any law, statute, standard ordinance, code, treaty, resolution, promulgation, rule or regulation of a Governmental Authority or any order, judgment, writ, injunction, decree or other determination of an arbitrator or court or other Governmental Authority.

(ww) “Liability” shall mean any liability or other obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, choate or inchoate, asserted or unasserted, known or unknown, including those arising under any Law or Contract.

(xx) “Licensed IPR” shall mean the Intellectual Property Rights owned or freely licensable (without payment to or consent from a third party) by a Seller or any of its Affiliates at any time prior to the end of the term of the Transition Services Agreement that are used in, necessary for, practiced by, or absent a license would be infringed by, the Business as conducted on or prior to such date, including the Intellectual Property Rights identified on Schedule 1.1(xx). It is understood that Licensed IPR does not include Intellectual Property Rights owned by third parties and licensed to Seller pursuant to an In-License.

(yy) “Lien” shall mean any mortgage, pledge, hypothecation, charge, preference, security interest, attachment, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale or installment contract or encumbrance of any kind and any financing lease involving substantially the same effect.

(zz) “Loss” or “Losses” shall mean any Indebtedness, claim, loss, damage, Tax, shortage, liability, Lien, settlement cost, fine, cost, interest, award, judgment, penalty, charge, expense, including reasonable attorneys’ fees and expenses, together with any out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing; provided, however, that “Losses” shall not include lost profits or exemplary, punitive, or consequential damages, unless such damages are awarded in a Third Party Claim.

(aaa) “Mortgage DB” shall mean a copy as of the Closing of the Sellers’ or their Affiliates’ existing database of mortgage customers and prospects as currently used by the Business (only names and contact information).

(bbb) “Multiemployer Plan” shall mean any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(ccc) “Notes Receivable” shall mean any Indebtedness owed or owing to any Seller by one of its Affiliates.

(ddd) “Object Code” shall mean one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, routines, modules, byte code, machine code, and middleware.

(eee) “Open Source Software” shall mean any Software that is subject to any: “open source,” “copyleft,” or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like), including any licensed approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.

(fff) “Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ, or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(ggg) “Organizational Documents” shall mean shall mean (i) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

(hhh) “Pension Plan” shall mean each Employee Benefit Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(iii) “Permits” shall mean all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses, and other governmental authorizations and approvals.

(jjj) “Permitted Liens” shall mean (i) statutory or common law Liens for Taxes which are not yet due and payable, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business in an amount not to exceed Twenty Five Thousand Dollars ($25,000), that relate to obligations that are not past due, and that are not resulting from a breach, default or violation by the Sellers of any material Contract or Law, (iii) conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property owned or leased by the Sellers and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, and (iv) with respect to Leased Real Property, Liens (including indebtedness) encumbering the fee interest title in any Leased Real Property and not attributable to the Sellers.

(kkk) “Person” shall mean any individual, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

(lll) “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, or any other piece of information that allows the identification of a natural person.

(mmm) “Pre-Closing Tax Period” shall mean any taxable period or portion of a period ending on or prior to the Closing Date.

(nnn) “Products” shall mean the solar energy systems and energy efficiency products and services that are marketed, distributed, leased, sold, or provided by or on behalf of the Sellers, as the case may be, to third parties, and any other solar energy systems and energy efficiency products or services that any Seller or any of its Subsidiaries intend to market, sell, lease, or distribute in the twelve (12) months following the date of this Agreement, and including those products and services described on Schedule 1.1(nnn).

(ooo) “Prospect DB” shall mean the Sellers’ existing predictive Software tool developed to identify Product prospects and associated database and data, that includes a prospective customer database and a data analytics and scoring model, and shall include all existing Software (in both Source Code and Object Code form) owned by the Sellers constituting the Prospect DB, all existing documentation and other existing material owned by Sellers required to operate and maintain the Prospect DB, and all existing proprietary data, databases, and data feeds used or accessed by the Software and the rights of Seller to existing data provided by InfoGroup to the extent used with this tool. The Prospect DB shall not include Oracle licenses, data provided by InfoGroup used exclusively in the retained business of Seller and/or its Affiliates, the InfoGroup Shared Contract except to the extent it becomes a Transferred Contract pursuant to the provisions of this Agreement, and the third party Software identified on Schedule 1.1(ooo).

(ppp) “Real Property” shall mean real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon.

(qqq) “Reference Date” shall mean May 31, 2013.

(rrr) “Registered IP” shall mean all the Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

(sss) “Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601(22).

(ttt) “SEC” shall mean the U.S. Securities and Exchange Commission.

(uuu) “Securities Act” shall mean the Securities Act of 1933, as amended.

(vvv) “Seller Fundamental Representations” shall mean (i) the representations and warranties of the Sellers set forth in Section 5.1 (Organization and Good Standing; Authority and Enforceability), Section 5.4(a)(Title), Section 5.7 (Taxes), Section 5.19 (Brokerage Fees), and Section 5.20 (Related Party Transactions), and (ii) the representations and warranties set forth in any Transaction Agreement as listed on Schedule 1.1(vvv).

(www) “Seller Privacy Policy” shall mean each external or internal, past or present privacy policy of Seller and its Subsidiaries applicable to the Business, including any policy relating to the collection, storage, disclosure, and transfer of any User Data or Personal Data.

(xxx) “Shared Contract” shall mean each Contract of a Seller or any of its Subsidiaries relating in part to the Business, but not exclusively relating to the Business, and not otherwise listed on Schedule 2.1(f) as a Transferred Contract, and excluding Contracts under which Excluded Technology is licensed or provided to the Sellers and not otherwise listed on Schedule 2.1(f) as a Transferred Contract.

(yyy) “Shared Technology” shall mean Technology that constitutes Transferred Technology but which is being used or held for use by Sellers or their Affiliates both in the Business and in their businesses other than the Business as of the Closing, other than the Prospect DB or other Technology identified on Schedule 1.1(yyy).

(zzz) “Shrink-Wrap Code” shall mean generally commercially available, off the shelf, third party Software where available for a cost of not more than $5,000 for a license for a single user or work station or $2,000 for an annual or subscription license for a single user or work station, and server software generally available for less than $10,000.

(aaaa) “Software” shall mean computer software, programs and databases in any form, including Source Code, Object Code, operating systems and specifications, data, databases, database management code, firmware, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all related documentation, developer notes, comments and annotations.

(bbbb) “Source Code” shall mean one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages such as VHDL), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, procedures, schematics, flow-charts and other work product or information that describe the foregoing.

(cccc) “Stock Consideration” shall mean the number of shares of Buyer Common Stock (rounded down to the nearest whole share) equal to the Stock Value divided by the Closing Date Price.

(dddd) “Stock Value” shall mean One Hundred Sixteen Million Three Hundred Thousand Dollars ($116,300,000).

(eeee) “Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, manager or board of managers or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

(ffff) “Tangible Property” shall mean all furniture, fixtures, equipment (including motor vehicles, testing equipment, factory test equipment, IT equipment), computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property (other than inventory, Software, Shrink Wrap Code, the Customer DB, the Mortgage DB, and the Prospect DB) of every kind owned or leased (wherever located and whether or not carried on the Books and Records), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

(gggg) “Tax” shall mean (i) any U.S. federal, state and local and non-U.S. tax, impost, levy or other assessment, including any income, gross receipt, capital, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, social insurance, unemployment, excise, recapture, escheat, severance, stamp, occupation, property and estimated taxes and any other tax of any kind whatsoever, and any customs duty, fee, and other charge in the nature of a tax, together with any interest, penalty, fine, addition to tax or additional amount imposed by any Taxing Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

(hhhh) “Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.

(iiii) “Taxing Authority” shall mean the IRS or any other Governmental Authority (whether state, local or non-U.S.) responsible for the administration of any Tax.

(jjjj) “Technology” shall mean (i) tangible embodiments of (A) Software (including software development kits, APIs, computer programs, codecs, interfaces, software implementations of algorithms and models and methodologies), whether in Source Code, Object Code, or other form, (B) databases, compilations, collections of data and data, (C) inventions (whether or not patentable) (D) proprietary methods and processes, (E) designs and schematics, (F) proprietary know-how, and (G) works of authorship, including documentation (e.g., user manuals and training materials), and excludes the Intellectual Property Rights in any of the foregoing and (ii) the technical knowledge of employees.

(kkkk) “Transaction Agreements” shall mean this Agreement, the Transition Services Agreement, the Employment Offer Letters, the Noncompetition Agreements, the Parent Holder Agreements, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreements, the Escrow Agreement, the MITA (if executed prior to the Closing), and any document required to be delivered pursuant to Section 3.3, 3.4(b)(iv), or 3.4(c)(iii).

(llll) “Transferred Internet Properties” shall mean the domain names and other items listed on Schedule 1.1(llll).

(mmmm) “Transferred IPR” shall mean the (i) Transferred Trademarks, (ii) the Transferred Internet Properties (subject to the rights of the applicable registrars), (iii) to the extent owned by the Sellers, the copyrights and other IPR embodied in the Prospect DB, and (iv) other Intellectual Property Rights that are owned by the Sellers or any of their Subsidiaries and used in or practiced solely by the Business, including as described on Schedule 1.1(mmmm).

(nnnn) “Transferred Tangible Property” shall mean all Tangible Property used in, or held for use in, the operation of the Business, including the Tangible Property set forth on Schedule 1.1(nnnn) but excluding any Tangible Property that is an Excluded Asset and set forth in Schedule 2.2(a), or that is Excluded Technology.

(oooo) “Transferred Technology” shall mean (i) all, or copies of all, as the case may be, Technology capable of being copied, and owned by any Seller or any of its Subsidiaries, and used in the operation of the Business, including, the Prospect DB, the Business’ instance of the Customer DB, and the Business’ copy of the Mortgage DB, (except as provided in Section 2.10), and (ii) any other Technology identified on Schedule 1.1(oooo); provided that Transferred Technology shall not include any Excluded Technology unless it is subject to a Transferred Contract.

(pppp) “Transferred Trademarks” shall mean (i) the Trademarks set forth on Schedule 1.1(pppp), and (ii) the goodwill of the Business related thereto.

(qqqq) “U.S. Securities Laws” shall mean the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated under any of the foregoing.

(rrrr) “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any of Seller or any of its Subsidiaries from users of any Business service.

(ssss) “WARN Act” shall mean the Worker Adjustment Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended, and any similar Law.

1.2 Additional Definitions .. The following terms have the meanings defined for such terms in the Sections set forth below.

Term	Section
Acquired Assets	2.1
Acquisition Sub	Preamble
Additional Cash Consideration	3.1(b)(ii)
Additional Escrow Consideration	3.1(b)(iii)
Additional Registration Statement	3.1(b)(iv)
Additional Stock Consideration	3.1(b)(ii)
Additional Stock Consideration Value	3.1(b)(ii)
Agreement	Preamble
Allocation	10.3
Allocation Letter	3.1(c)
Assets	2.1
Assignable Shared Contracts	2.7(a)
Assignment and Assumption Agreement	3.3(a)(iv)
Assumed Liabilities	2.3
Basket	13.3(a)
Bill of Sale	3.3(a)(iii)
Business Confidential Information	8.5(b)
Business Employee Benefit Plans	5.15(a)
Business Employee Employment Agreements	5.15(a)
Buyer	Preamble
Buyer Board	8.11
Buyer Indemnified Parties	13.2(a)
Buyer SEC Reports	6.5
Claim Certificate	13.4(a)
Closing	3.2
Closing Date	3.2
Closing Shares	3.3(b)(ii)
Commercial Fee Amount	8.13
Confidentiality Agreement	8.5(a)
Copyrights	1.1(ss)
Determination Notice	3.1(b)(ii)
Domain Names	1.1(ss)
Effective Date	3.1(b)(i)
Electronic Delivery	15.13
Employment Offer Letters	Recitals
ERISA	1.1(cc)
Escrow Agreement	3.3(a)(vi)
Escrow Fund	3.3(c)
Excluded 8.13 Items	8.13(b)
Excluded Assets	2.2
Excluded Contracts	2.2(e)
Excluded Liabilities	2.4
Filing Party	10.1
Final Allocation	10.3
Financial Statements	5.5(a)

Term	Section
Floor Price	1.1(s)
Floor Shares	3.4(c)(iv)
Governmental Approvals	5.2
Indemnification Claim	13.4(a)
Indirect Ownership Percentage	5.1(e)
Infrastructure Technology	1.1(jj)
In-Licenses	5.11(f)
Intellectual Property Licenses	5.11(f)
IP Assignment Agreements	3.3(a)(v)
Key Employees	Recitals
Leased Real Property	5.9(b)
Leases	5.9(b)
Leave Employees	1.1(l)
Majority Interest	13.6(a)
Material Contract	5.12(a)
Material Contracts	5.12(a)
MITA	8.14
MITA Closing	8.14
MITA Transferred Contracts	2.1(f)
Nominating Committee	8.11
Nominee	8.11
Non-Assignable Assets	2.6(a)
Non-Assignable Shared Contracts	2.7(b)
Noncompetition Agreements	Recitals
Offered Employees	9.1
Out-Licenses	5.11(f)
Parent	Preamble
Parent Holder Agreements	Recitals
Parent Holders	Recitals
Parties	Preamble
Party	Preamble
Patents	1.1(ss)
Paying Party	10.1
PEF	1.1(kk)
PES	Preamble
PES Business	1.1(j)
PNGH	5.4(d)
Post-Closing Buyer Facility	2.8(a)
Property Taxes	10.2
Purchase Price	3.1
Registration Suspension	14.1(c)
Regular Transferred Contracts	2.1(f)
Related Party	5.20
Representative	Preamble
Restrictive Covenants	11.3
Seller	Preamble
Seller Disclosure Schedule	Article 5
Seller Indemnified Parties	13.2(b)
Seller Indemnifying Parties	13.6
Seller Registration Statement	14.1(a)
Seller Relocation Deadline	2.8(a)

Term	Section
Sellers	Preamble
Selling Brokerage Firm	14.2(j)
Selling Stockholder Questionnaire	14.3
Specifically Excluded Contracts	5.4(b)
Straddle Period	10.2
Survival Period	13.1
Tax Contest	10.4
Third Party Claim	13.5
Trademarks	1.1(ss)
Transactions	Recitals
Transfer Taxes	10.5
Transferred Contracts	2.1(f)
Transferred Leasehold Property	2.1(e)
Transferred Employees	9.1
Transferred Permits	2.1(g)
Transition Services Agreement	Recitals

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference shall be to a Schedule or Exhibit to this Agreement (as applicable) unless otherwise indicated. Reference to this Agreement or any other agreement shall include any schedules thereto.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and (ii) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” Unless the context otherwise requires, “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive.

(c) When used herein, references to “$” or “Dollars” shall be deemed to be references to U.S. dollars.

(d) The meaning assigned to each capitalized term defined and used herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) When reference is made to any Party to this Agreement or any other agreement or document, such reference shall include such Party’s successors and permitted assigns.

(f) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(g) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(h) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(j) A document or agreement shall be deemed to be “made available” to Buyer, if a legible and complete electronic copy of such document or agreement has been uploaded as of two (2) Business Days prior to the date of this Agreement to the “data room.”

ARTICLE 2

THE TRANSACTIONS

2.1 Sale and Transfer of Assets. At the Closing, each Seller shall (and, where applicable, shall cause its Subsidiaries to) sell, transfer, assign, convey and deliver to Acquisition Sub, and Acquisition Sub shall purchase, acquire and accept from such Seller and its Subsidiaries, all of such Seller’s and its Subsidiaries’ right, title and interest in, to and under all of the assets, properties and rights of every kind and description, real, personal or mixed, tangible or intangible, absolute or contingent, wherever located, whether or not reflected on the Books and Records of such Seller or any of its Subsidiaries (the “Assets”) used in, or held for use in, the operation of the Business or the Products, except for the Excluded Assets (collectively, the “Acquired Assets”), free and clear of all Liens (other than Permitted Liens). Without limiting the foregoing, the Acquired Assets shall include each of the following:

(a) all of the Assets owned by PES, but excluding the Excluded Contracts;

(b) the Transferred Tangible Property;

(c) the Transferred Technology (including copies of the Shared Technology);

(d) the Transferred IPR;

(e) the rights of any Seller and its Subsidiaries under all of the Leases of Leased Real Property set forth on Schedule 2.1(e) (“Transferred Leasehold Property”);

(f) the rights of any Seller and its Subsidiaries under the Contracts set forth (i) on Schedule 2.1(f)(i) (the “Regular Transferred Contracts”) and (ii) on Schedule 2.1(f)(ii) (the “MITA Transferred Contracts” collectively, with the Regular Transferred Contracts and the Leases of the Transferred Leasehold Property, the “Transferred Contracts”); provided, however, if the MITA Closing does not occur on or prior to the Closing, the there shall be no MITA Transferred Contracts, and all MITA Transferred Contracts shall be Excluded Contracts.

(g) the rights of any Seller and its Subsidiaries under all Permits and all pending applications therefor or renewals thereof used in or, held for use in the operation of the Business or the Products, including those Permits set forth on Schedule 2.1(g) (the “Transferred Permits”);

(h) all Books and Records (or copies thereof to the extent not solely used in the Business), except the Organizational Documents of the Sellers;

(i) all claims, demands, deposits, refunds (excluding refunds of Taxes paid by any Seller or its Subsidiaries with respect to any Pre-Closing Tax Period), rebates, credits, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment relating to the Business or the Acquired Assets, including (i) rights under or pursuant to all warranties, rights to indemnities and guarantees made by third parties in connection with the Acquired Assets, (ii) proceeds from insurance policies that relate to the Acquired Assets or the Assumed Liabilities, and (iii) with respect to the Transferred IPR, the right to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority and the right to all future income, royalties, and payments due with respect to such Intellectual Property Rights, including rights to damages and payments for past, present or future infringements or misappropriations thereof;

(j) all prepaid deposits, charges, expenses, and fees relating to the Business; and

(k) all assets set forth on Schedule 2.1(k) as may be amended by an executed consent of Buyer, Acquisition Sub, and the Sellers.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following Assets of the Sellers and their Subsidiaries (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of the Sellers and its Subsidiaries after the Closing:

(a) all properties, rights and assets of any Seller and its Subsidiaries reflected on Schedule 2.2(a);

(b) all unrestricted cash and unrestricted cash equivalents of any Seller and its Subsidiaries;

(c) all Accounts Receivable of the Business generated prior to the Closing;

(d) all Notes Receivable of any Seller prior to the Closing;

(e) all Contracts other than Transferred Contracts including the MITA Transferred Contracts if the MITA Closing does not occur on or prior to the Closing (collectively, the “Excluded Contracts”).

(f) except as provided for in Section 2.1(i), all insurance policies and any rights, claims or chose in action under such insurance policies that do not relate to the Acquired Assets or the Assumed Liabilities;

(g) all rights to refunds of any Tax payments made by any Seller or any of its Subsidiaries with respect to any Pre-Closing Tax Period;

(h) all interests in Real Property other than the Transferred Leasehold Property;

(i) all assets and Contracts relating to any Employee Benefit Plan, except as expressly provided in Article 9;

(j) Intellectual Property Rights, other than Transferred IPR;

(k) Excluded Technology;

(l) all rights of any Seller and its Subsidiaries under this Agreement and the other Transaction Agreements;

(m) except as otherwise provided in this Agreement, all Books and Records and other information prepared by any Seller and its Subsidiaries in connection with the Transactions and the other transactions contemplated hereby;

(n) all rights arising from Excluded Liabilities; and

(o) if the MITA Closing does not occur on or prior to the Closing, the membership interests of PEF and all rights of PEF and its subsidiaries or arising from a Seller’s ownership of the Fund.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement (including the terms of Section 2.4 and the rights of the Buyer Indemnified Parties to indemnification, compensation or reimbursement under this Agreement), at the Closing, Acquisition Sub shall assume (or cause any of Acquisition Sub’s Affiliates) and thereafter pay, perform and discharge (or cause any of Acquisition Sub’s Affiliates to perform or discharge) when due, only the following Liabilities of the Sellers and their Subsidiaries, except to the extent any such Liabilities are Excluded Liabilities pursuant to Sections 2.4(a) through (u) (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising after the Closing under the Transferred Contracts, (i) but only to the extent such Liabilities (A) do not arise from or relate to any violation, breach or default by any Seller or any of its Subsidiaries of any provision of any of such Contracts, in each case prior to or on the Closing, and, (B) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a violation, breach or default by any Seller or any of its Subsidiaries of any such Contracts, and (C) are ascertainable solely by reference to the express terms of such Contracts by any Seller or any of its Subsidiaries, and (ii) excluding any Liabilities set forth on Schedule 2.3(a);

(b) all Liabilities to the extent (but only to the extent) arising from the operation of the Business after the Closing; and

(c) all Liabilities set forth on Schedule 2.3(c).

2.4 Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, neither Buyer, Acquisition Sub, nor any of their respective Affiliates shall assume or otherwise be responsible for any Liabilities of any Seller or its Subsidiaries or any of such Seller’s or such Seller’s Subsidiaries’ Affiliates (including any predecessor of any Seller or its Affiliates or any prior owner of all or part of their respective businesses and assets) of whatever nature, whether presently in existence or arising hereafter, which are not Assumed Liabilities pursuant to Section 2.3 (collectively, the “Excluded Liabilities”). The Sellers shall be responsible for the Excluded Liabilities, which shall be paid, performed and discharged by the Sellers or their Affiliates. Without limiting the foregoing, Excluded Liabilities shall include the following Liabilities:

(a) all Liabilities to the extent (i) arising out of or relating to the operation of the conduct of any Seller or any of its Subsidiaries of any business other than the Business, or (ii) from the operation of the Business on or prior to the Closing;

(b) all Liabilities to the extent arising out of or relating to any Excluded Asset;

(c) (i) all Liabilities related to any Employees who are not Transferred Employees (as defined in Section 9.1) whether or not such Liabilities arise prior to, on or after the Closing and (ii) except as expressly provided for in Article 9, all Liabilities to or in respect of any Transferred Employees arising on or prior to the Closing or in connection with or as a result of the Transactions;

(d) except as expressly provided for in Article 9, all Liabilities under or relating to Employee Benefit Plans or Employment Agreements, including any pension or retirement plan, severance plan, retention plan, workers compensation, medical, life insurance, disability or other welfare plan, expenses and benefits incurred or claimed in respect of any Employees, and any claims by such Employees (and their covered dependents) for benefits or claims, whether or not such Liabilities arise prior to, on or after the Closing;

(e) any Indebtedness other than in respect of capital leases included in the Acquired Assets;

(f) any Liability to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commission and any other fees and expenses payable by Seller pursuant to Section 15.5 with respect to the Transactions;

(g) (i) any Liability for Taxes related to the Business or the Acquired Assets attributable to any Pre-Closing Tax Period, including such Taxes for any Straddle Period allocated in accordance with Section 10.2 of this Agreement, and including any such Taxes arising in connection with the transactions contemplated by this Agreement, (ii) any other Liability of any Seller or any of its Subsidiaries for Taxes for any Tax period or any portion thereof, and (iii) any Liability of any Seller or any of its Subsidiaries for unpaid Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, by operation of Law or otherwise.

(h) Liabilities arising out of or relating to claims for death, personal injury, property damage or consequential, punitive, or other damages relating to or arising out of the conduct of the Business prior to the Closing or relating to or arising out of any other business (other than the Business) conducted by any of the Sellers or any of their Subsidiaries;

(i) all Liabilities arising out of or relating to the violation or alleged violation by any of the Sellers or any of their Subsidiaries of any Law;

(j) any obligation of any of the Sellers or any of their Subsidiaries to indemnify any Person, except to the extent assumed by Buyer pursuant to Section 2.3(a);

(k) all Liabilities under any Transferred Contract included within the Acquired Assets that arise on or after the Closing to the extent relating to any facts or circumstances existing or Liabilities arising on or prior to the Closing;

(l) any Liabilities of any of the Sellers or any of their Subsidiaries in connection with performing its obligations under this Agreement or in consummating the Transactions (including costs and expenses incurred in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby) except to the extent that Buyer has expressly agreed to reimburse any of the Sellers for under this Agreement;

(m) any Liabilities for any breach or failure to perform and covenants and agreements contained in, or made pursuant to, this Agreement, or, on or prior to the Closing any other contracts whether or not assumed hereunder, including any breach arising from assignment of Contracts without consent of third parties;

(n) all Liabilities related to or arising out of the infringement or misappropriation of any third party Intellectual Property Rights by Sellers arising out of the conduct of the Business prior to the Closing;

(o) claims of creditors of any of the Sellers or any of their Subsidiaries (other than the Assumed Liabilities);

(p) all Liabilities arising out of any Actions or proceedings relating to the Business or the Acquired Assets (i) pending as of the Closing, or (ii) commenced after the Closing and arising out of or relating to any occurrence or event happening prior to the Closing;

(q) all Liabilities arising from or related to any loans made by any of the Sellers;

(r) all Liabilities of any of the Sellers and their Subsidiaries based upon its or their acts or omissions occurring after the Closing;

(s) all Accounts Payable and any other Liabilities to the extent arising out of or relating to or incurred in connection with the Business or the Acquired Assets prior to the Closing, including (i) the operation of the Business on or prior to the Closing, and (ii) any condition arising on or prior to the Closing with respect to the Acquired Assets;

(t) all Liabilities arising from any misclassification by the Sellers and their Subsidiaries or any of their respective Affiliates prior to the Closing of (i) any Person or Employee as an independent contractor rather than as an employee, including liability for statutory employee deductions and statutory employer liabilities and for any claims to compensation in lieu of notice of termination of services in excess of amounts prescribed in such independent contractors written terms of engagement; (ii) any Employee leased from another employer; or (iii) any Person or Employee currently or formerly classified as exempt from overtime wages; and

(u) if the MITA Closing does not occur on or prior to the Closing, all Liabilities of the Fund or arising from transactions of PES with the Fund.

2.5 Transfer of Acquired Assets and Assumed Liabilities.

(a) The Acquired Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Acquired Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made or, with respect to Leases of Transferred Leasehold Property, separate assignments as may be required by the landlord thereunder or reasonably requested by any Party. Such transfer and assumption agreements shall be jointly prepared by Buyer and the Sellers and shall include, the Bill of Sale, the Assignment and Assumption Agreement and the IP Assignment Agreements, which shall be executed no later than at or as of the Closing by the Sellers and/or one or more of its Subsidiaries, as appropriate, and Buyer and/or one or more of its Subsidiaries, as appropriate.

(b) To the extent any Transferred Technology that is not Shared Technology is needed by Sellers to provide Services under the Transition Services Agreement, Sellers may retain such copies of such Technology as may be necessary and for so long as required to provide such services to Buyer (and, without limiting Section 11.1), may also retain copies existing in back-up and archival systems until purged in the regular course of business). Sellers may retain copies of the Prospect DB to exercise the license rights under Section 4 hereof.

(c) From time to time following the Closing, the Sellers and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey to Acquisition Sub and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Acquisition Sub under this Agreement and to fully and effectively transfer, assign and convey to Acquisition Sub and its successors and assigns, the Assumed Liabilities intended to be assumed by Acquisition Sub under this Agreement, and to otherwise make effective the transactions contemplated hereby and to confirm the right, title or interest of Acquisition Sub in the Acquired Assets, to put Acquisition Sub in actual possession and operating control thereof and to assist Acquisition Sub in exercising all rights with respect thereto, including (i) transferring and/or delivering back to the Sellers and its Subsidiaries any asset or Liability not contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which asset or Liability was transferred and/or delivered to Acquisition Sub at Closing, and (ii) transferring and/or delivering to Acquisition Sub any asset or Liability contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which was not transferred and/or delivered to Acquisition Sub at Closing.

(d) If after the Closing it is determined that any material Acquired Asset that falls within the definition of an “Acquired Asset”, was not delivered to Buyer, the Sellers shall promptly, without payment of further consideration by Buyer, transfer and assign such asset to Acquisition Sub, which assignment shall be deemed to have been effective as of the Closing. If after the Closing it is determined that any Transferred Technology or other material was delivered to Buyer but was used by the retained businesses prior to Closing, the Buyer shall promptly provide a copy of the requested item to Sellers for their ongoing businesses; provided that the Sellers pay any cost incurred by Buyer in accomplishing the foregoing.

2.6 Non-Assignable Assets.

(a) Nothing in this Agreement nor the consummation of the Transactions contemplated hereby shall be construed as an attempt or agreement to sell, transfer, assign, convey or deliver any asset, property or right to Acquisition Sub (provided, that this Section 2.6(a) shall not affect whether any asset, property or right shall be deemed to be an Acquired Asset for any other purpose under this Agreement) or for Acquisition Sub and its respective successors and assigns to assume any Assumed Liability which by its terms or by Law is not transferable or nonassignable, as applicable, without the consent or waiver of a third party or is cancelable by a third party in the event of such a transfer or assignment without the consent or waiver of such third party, in each case unless and until such consent or waiver shall have been obtained (collectively, “Non-Assignable Assets”).

(b) Each Seller shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to obtain, or to cause to be obtained, any consent or waiver that is required for such Seller and its Subsidiaries to sell, transfer, assign, convey and deliver the Acquired Assets to Acquisition Sub pursuant to this Agreement. To the extent permitted by applicable Law, in the event any such consent or waiver cannot be obtained prior to Closing, (i) the Non-Assignable Assets subject thereto and affected thereby shall be held, as of and from the Closing, by such Seller in trust for the benefit of Acquisition Sub, and all benefits and obligations existing thereunder shall be for Acquisition Sub’s account, (ii) Acquisition Sub shall pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Seller) all of the covenants and obligations of such Seller incurred after the Closing with respect to such Non-Assignable Asset, (iii) such Seller shall take or cause to be taken at its own expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Acquisition Sub with the benefits of such Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and promptly pay over to Acquisition Sub all money or other consideration received by it in respect of such Non-Assignable Assets, and (iv) Buyer and such Seller shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purposes of this Agreement and the other Transaction Agreements. If and when such consent or waiver is obtained, such Seller shall, and shall cause its Subsidiaries to, sell, transfer, assign, convey and deliver such Non-Assignable Asset to Acquisition Sub for no additional consideration.

(c) As of and from the Closing Date, each Seller authorizes (and shall cause each of its Subsidiaries to authorize) Acquisition Sub, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Acquisition Sub’s expense, to perform all the obligations and receive all the benefits of such Seller and its Subsidiaries under the Non-Assignable Assets.

2.7 Shared Contracts.

(a) Schedule 2.7(a) sets forth a list of all Shared Contracts, indicating which of such Shared Contracts may be assigned in part, pursuant to its terms, without the consent of the counterparty thereto or other conditions, including the payment of a transfer or other fee (the “Assignable Shared Contracts”). Within seven (7) Business Days following the date of this Agreement, Buyer will provide the Sellers with written notice of those Assignable Shared Contracts that Buyer desires Acquisition Sub to assume in part. Each such Assignable Shared Contract for which Buyer provides written notice of its desire to assume in part shall thereafter be deemed to be a Transferred Contract hereunder with respect to the portion thereof assumed by Acquisition Sub and the Seller party to such contract shall, or shall cause one or more of its Subsidiaries, as applicable, to, assign such assumed portion to Acquisition Sub as of the Closing in accordance with the terms of such Assignable Shared Contract.

(b) With respect to each Shared Contract identified on Schedule 2.7(a) that is not an Assignable Shared Contract (the “Non-Assignable Shared Contracts”), Buyer will also, within seven (7) Business Days following the date of this Agreement, provide the Sellers with written notice of those Non-Assignable Shared Contracts that Buyer desires Acquisition Sub to assume in part. Each Party shall use its commercially reasonable efforts prior to the Closing Date to cause the counterparty to each such Non-Assignable Shared Contract to consent to the partial assignment of such Non-Assignable Shared Contract to Acquisition Sub, or to otherwise enter into a new Contract with Acquisition Sub on substantially the same terms as exist under the applicable Shared Contract, in each case as of the Closing. Each such Non-Assignable Shared Contract for which the parties have received consent to the partial assignment shall thereafter be deemed to be a Transferred Contract hereunder to the extent of the assigned portion and the Seller party to such contract shall, or shall cause one or more of its Subsidiaries, as applicable, to, partially assign to Acquisition Sub as of the Closing such Contract in accordance with its terms. The Sellers shall not, and shall not permit any of its Subsidiaries to, take any action to terminate prior to its expiration any Non-Assignable Shared Contract that is a Material Contract and which has been identified by Buyer as one it desires to assume pursuant to this subsection (b) (and for which an alternative, reasonably acceptable to Buyer, to such contract has not already been implemented by the Parties), or knowingly take any action or fail to take any action that would permit the other party to any such Non-Assignable Shared Contract to terminate prior to its expiration such Shared Contract, in each case, prior to the date that is twelve (12) months after the Closing Date (and provided that the foregoing shall not obligate a Seller or a Subsidiary to renew a contract after its then current term or prohibit it from terminating such contract for material breach, bankruptcy of the counterparty or other conditions of force majeure; provided, however, a Seller or a Subsidiary shall notify Buyer in writing at least thirty (30) days prior to any such expiration or termination and the Parties will reasonably and in good faith discuss what course of action best accommodates the interests of the Parties with respect to such contracts in light of the expiration or proposed termination, including the interest of Buyer in continuing to operate the Business, provided that during such period the Sellers shall not permit such Contract to lapse or terminate absent such agreement). Notwithstanding the foregoing, the Sellers shall not be required to partially assign to Acquisition Sub at Closing any of the Non-Assignable Shared Contracts for which consent has not been obtained.

(c) With respect to each Non-Assignable Shared Contract for which the arrangements described in Section 2.7(b) were not entered into prior to the Closing Date, the Sellers agree to continue to use their commercially reasonable efforts from and after the Closing Date to cause the counterparty to each such Non-Assignable Shared Contract to consent to the partial assignment of such Non-Assignable Shared Contract to Acquisition Sub, or to otherwise enter into a new Contract with Acquisition Sub or one or more of its Subsidiaries on substantially the same terms as exist under the applicable Shared Contract. Until any such consent or new Contract is obtained the Sellers and Buyer will use their respective commercially reasonable efforts to cooperate, in any lawful and reasonable arrangement, to the extent such cooperation would not result in a breach of the terms of such Non-Assignable Shared Contract, and not prohibited under applicable law, which will provide Acquisition Sub the obligations and benefits of any such Non-Assignable Shared Contract with respect to the Business, including subcontracting, licensing, sublicensing, leasing or subleasing to Buyer and its Subsidiaries any or all of such Seller’s and its Subsidiaries’ rights and obligations with respect to such Non-Assignable Shared Contract with respect to the Business. In any such arrangement, Acquisition Sub will (i) bear the sole responsibility for completion of the work or provision of goods and services, (ii) bear all Taxes with respect thereto or arising therefrom to the extent attributable to any period or portion thereof beginning after the Closing Date, (iii) be solely entitled to all benefits thereof, economic or otherwise, (iv) be solely responsible for any warranty or breach thereof, any repurchase, indemnity and service obligations thereof, and (v) promptly reimburse the reasonable costs and expenses of the Sellers and their Affiliates related thereto; provided, however, that Acquisition Sub’s obligations under clauses (i) through (v) shall be limited to that portion of such Non-Assignable Shared Contract that Buyer has notified the Sellers pursuant to the first sentence of Section 2.7(b) that it desires to assume in part. If and when such consents or approvals are obtained or such other required actions have been taken, the partial assignment of such Non-Assignable Shared Contract will be effected in accordance with the terms of this Agreement.

2.8 Transfer of Acquired Assets; Risk of Loss.

(a) The Sellers will, at the Sellers’ cost and expense, prepare for the removal and relocation of any tangible Excluded Assets located at the facilities set forth on Schedule 2.8(a)(i), which facilities are to be purchased, assigned or transferred to Acquisition Sub and not subleased or otherwise occupied by any Seller or any of its Subsidiaries following the Closing pursuant to this Agreement or any other agreement entered into in connection with the Transactions (each such facility, a “Post-Closing Buyer Facility”) and remove and relocate such Excluded Assets from the relevant Post-Closing Buyer Facility prior to the Closing (the “Seller Relocation Deadline”). Subject to the provisions hereof, each of the Sellers and Buyer agrees to cooperate, and agrees to cause their respective Subsidiaries, as applicable, to cooperate with each other, and provide each other all assistance reasonably requested by the other party in connection with the planning and implementation of the removal and relocation of any such Acquired Assets or Excluded Assets or any thereof to such location as Buyer or the Sellers, as applicable, will designate. The costs of transition services with respect to relocation and installation of Transferred Technology (including the Prospect DB) on Buyer’s equipment or at Buyer’s facility shall be payable to Sellers pursuant to the Transition Services Agreement. Such Excluded Assets will be transported by or on behalf of the Sellers, and until all of such Excluded Assets are removed from a Post-Closing Buyer Facility, Buyer will permit, and will cause its Subsidiaries to permit, the Sellers and their authorized agents or representatives, upon reasonable prior notice, to have reasonable access to such Post-Closing Buyer Facility during normal business hours to the extent necessary to comply with the terms of this Section 2.8 including to disconnect, detach, remove, package and crate such Excluded Assets for transport. The Sellers will be responsible for (A) disconnecting and detaching all fixtures and equipment comprising such Excluded Assets from the roofs, floor, ceiling and walls of a Post-Closing Buyer Facility prior to removing the same from such Post-Closing Buyer Facility, (B) packaging and loading such Excluded Assets for transporting to and any reinstallation of such Excluded Assets at such location(s) as the Sellers may determine, and (C) repairing any damage that is caused by such removal, the parties agreeing that the Sellers shall leave the applicable premises in broom clean condition and in no better condition than the remainder of the premises generally.

(b) Transfer and delivery of the Transferred Technology shall include physical or electronic delivery of all Transferred Technology in the form in which it exists, including delivery or production of Documentation Deliverables and other appropriate documentation thereof as reasonably requested by Buyer to facilitate the transfer and operation of the Business. The Parties shall cooperate in good faith to identify and transfer such Transferred Technology, but it is understood and acknowledged that the Sellers are ultimately responsible for delivering all Transferred Technology. To the maximum extent practicable, all Software to be delivered hereunder shall be delivered by electronic means in a manner specified by Buyer in their existing form, and is subject to the applicable terms and conditions of any applicable third party licenses and similar use agreements. Except only to the extent they are a specifically identified Acquired Asset in a Schedule to this Agreement, Buyer shall be solely responsible for provisioning, procuring and paying for any necessary third party licenses, environments, interfaces, hardware, data sources, software or services required to install, use and operate Transferred Technology from and after the Closing. Other than the Shared Technology, the Sellers shall not retain in its possession or control any Transferred Tangible Property or Transferred Technology or any copy thereof except as otherwise provided for in this Agreement (including in Section 2.5(b)). Except as provided in Sections 4.2, 8.5, and 11.1 (and prior to the Closing Section 7.1), nothing in this Agreement creates any restriction on the use of Shared Technology, Shared Contracts, data, any data sources or separate instances of the Customer DB or the Mortgage DB, or any marketing techniques, strategies, campaigns, know-how, information and materials used or held for use in the retained businesses, by the Sellers or their Affiliates or successors or assigns for any purpose.

(c) All risk of loss as to the Acquired Assets will be borne by, and will pass to, Acquisition Sub as of the Closing.

2.9 Certain Costs. Notwithstanding anything herein to the contrary, in the event that a counterparty to any Transferred Contract or Shared Contract conditions its grant of a consent, waiver, approval or novation to the transfer (or in the case of Shared Contracts, the apportionment or division) of such Transferred Contract or Shared Contract from Sellers or their Subsidiaries to Buyer upon the payment of a consent fee, “profit sharing” payment or other consideration, such costs paid to such counterparty shall be borne equally by Buyer on one hand and the Sellers on the other; provided, however, that (a) the first One Hundred Thousand Dollars ($100,000) of such costs to be borne by the Sellers shall be delivered to Buyer from the Escrow Fund, (b) that the Representative shall, within one (1) Business Day of the Sellers’ incurrence of One Hundred Thousand Dollars ($100,000) of such costs under this Section 2.9, deliver to the Escrow Agent an Escrow Claim Acknowledgement (as defined in the Escrow Agreement) with respect to One Hundred Thousand Dollars ($100,000) of such costs, and (c) any such costs to be borne by the Sellers in excess of One Hundred Thousand Dollars ($100,000) shall be borne by the Sellers.

2.10 Mortgage DB. In the event that the Sellers’ privacy policy prohibits the Sellers from providing all or part of the Mortgage DB or the contents thereof to Buyer in accordance with the terms of this Agreement including Section 4.1, the Sellers shall (i) use diligent efforts to amend such privacy policy to permit the disclosure of a copy of the Mortgage DB to Buyer (only with respect to data to which the changed policies apply) and (ii) if the forgoing cannot be accomplished in a reasonable period of time or is prohibited by Law or Contract, the Sellers shall, in lieu of providing the Mortgage DB and in compliance with and to the extent permitted by, applicable Law, send to the individuals listed in such Mortgage DB to whom such marketing can be legally made, materials, supplied by Buyer and reasonably acceptable to the Sellers, promoting Buyer’s products at least once every six (6) months until the third (3rd) anniversary of the Closing. The Mortgage DB shall not be disclosed by Buyer to any third party or used in connection with any business other than the Business.

ARTICLE 3

PURCHASE PRICE; CLOSING

3.1 Payment of Purchase Price.

(a) Purchase Price. The purchase price for the Acquired Assets (the “Purchase Price”) shall be (i) the assumption of the Assumed Liabilities, (ii) plus the Cash Consideration, (iii) plus the Stock Consideration, and (iv) plus the Additional Consideration, each deliverable in accordance with the terms of this Agreement.

(b) Additional Consideration.

(i) If the date that the Seller Registration Statement is declared effective by the SEC (the “Effective Date”) is more than fifteen (15) days after the Closing Date and the Effective Date Price is less than Closing Date Price, then Buyer shall deliver (or cause to be delivered) to the Sellers and/or the Parent Holders (as provided in an Allocation Letter), by and on behalf of Acquisition Sub, the Additional Consideration Amount in the form and manner as set forth in this Section 3.1(b).

(ii) If Buyer is obligated to deliver or pay any Additional Consideration, Buyer shall determine, in its sole discretion, whether the Additional Consideration Amount used to determine the Additional Consideration shall consist of cash, shares of Buyer Common Stock or some combination thereof and shall thereafter deliver a written notice (a “Determination Notice”), within one (1) Business Day, or if any consent is required from a lender of Buyer in connection with Buyer’s payment of the Additional Cash Consideration, if any, as promplty as practicable, after the Effective Date, to the Representative setting forth the relative allocation (in dollars) of the Additional Consideration Amount between cash and Buyer Common Stock and the relative allocation between cash and Buyer Common Stock of the Additional Escrow Consideration which amount is determined pursuant to Section 3.1(b)(iii). Any amount of the Additional Consideration Amount that Buyer determines to issue in Buyer Common Stock (as expressed in dollars on the Determination Notice) is referred to herein as the “Additional Stock Consideration Value.” The portion of the Additional Consideration Amount to be issued as Buyer Common Stock shall equal the quotient (rounded down to the nearest whole share) obtained by dividing (A) the Additional Stock Consideration Value by (B) the Effective Date Price (such aggregate number of shares, as adjusted, the “Additional Stock Consideration”). The portion of the Additional Consideration Amount to be paid in cash shall equal (i) the Additional Consideration Amount minus (ii) the Additional Stock Consideration Value, if any (such cash amount, the “Additional Cash Consideration”).

(iii) Each Seller agrees that an amount of Additional Stock Consideration equal to ten percent (10%) of the value of the Additional Consideration (the “Additional Escrow Consideration”) shall be withheld from the Additional Consideration and become part of the Escrow Fund without any further action by any of the Sellers. Subject to the terms and conditions of this Agreement, as promptly as practicable following the Effective Date and delivery of the Determination Notice, Buyer shall deposit with the Escrow Agent the Additional Escrow Consideration which shall be comprised of a number of shares of Buyer Common Stock represented by a single stock certificate registered in the name of the nominee of the Escrow Agent as designated pursuant to the Escrow Agreement, equal to ten percent (10%) of the Additional Consideration, and shall confirm such deposit within two (2) Business Days with the Escrow Agent. Notwithstanding the foregoing, if the value of the Additional Stock Consideration is less than ten percent (10%) of the value of the Additional Consideration, the Sellers and/or Parent Holders shall deposit additional shares of Buyer Common Stock received under this Agreement into the Escrow Fund with a value (calculated with reference to the Effective Date Price) equal to any shortfall between the Additional Escrow Consideration and the Additional Stock Consideration.

(iv) Subject to the terms and conditions of this Agreement, within three (3) Business Days following the delivery of the Determination Notice, Buyer shall (A) instruct its transfer agent to deliver the portion of the Additional Consideration Amount consisting of Buyer Common Stock by the delivery of a certificate representing the Additional Stock Consideration (minus any amount withheld as part of the Additional Escrow Consideration pursuant to Section 3.1(b)(iii)), if any, issued in the name of the Sellers which shall be allocated in accordance with the second sentence of Section 10.3 (and promptly thereafter Buyer shall file a registration statement on Form S-1 (or other appropriate form) (the “Additional Registration Statement”) or amend the Seller Registration Statement to register the resale to the public by the Sellers and the Parent Holders, if applicable, of all shares representing such Additional Stock Consideration; provided that the provisions of Article 14 (other than the first sentence of Section 14.1(a)) shall apply with regard to the Additional Registration Statement in the same manner as such provisions apply with regard to the Seller Registration Statement) and (B) deliver a cash payment in immediately available funds in the amount of the Additional Cash Consideration, if any, to one or more accounts designated in writing by Parent prior to the Closing which shall be allocated in accordance with the second sentence of Section 10.3.

(v) Notwithstanding anything in this Agreement to the contrary, but without limiting Buyer’s obligation to pay the Additional Consideration Amount as proscribed above, under no circumstances shall Buyer be required to issue shares of Buyer Common Stock and, unless and until otherwise determined by Buyer, Buyer shall not issue shares of Buyer Common Stock to the extent doing so would require Buyer to obtain stockholder consent pursuant to any rules promulgated by the Nasdaq Stock Market and/or the NASD Marketplace Rules (including Rule 4350) and to the extent Buyer determines not to issue shares of Buyer Common Stock for any or all of the Additional Consideration Amount, it shall pay any remaining portion of the Additional Consideration Amount in cash.

(c) Allocation Letter. In the event that the Sellers want any portion of the Stock Consideration or the Additional Stock Consideration to be delivered to any Parent Holder that is (i) an

“accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act, and (ii) a United States Person within the meaning of Section 7701(a) of the Code, the Representative shall provide written instructions signed by the Sellers and such Parent Holder (a “Allocation Letter”) to Buyer at least five (5) Business Days prior to such delivery, and the Allocation Letter shall (i) specify such portion of the Stock Consideration or the Additional Stock Consideration to be delivered to such Parent Holder and such other information reasonably requested by Buyer, and (ii) include a representation that such Parent Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and a covenant that such Parent Holder shall submit to Buyer such further assurances of such status as may be reasonably requested by Buyer. The Parties acknowledge and agree that such delivery will be treated for income tax purposes as a payment to the Sellers in exchange for the Acquired Assets consistent with Section 10.3, and if delivered to a Parent Holder, a distribution of such Stock Consideration or Additional Stock Consideration by the relevant Seller to such Parent Holder.

3.2 Closing. Unless this Agreement is validly terminated pursuant to Section 12.1, the Parties shall consummate the Transactions at a closing (the “Closing”) to occur on a Business Day as soon as practicable (but in no event more than three (3) Business Days) following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Section 3.4 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another date and/or place is mutually agreed upon in writing by Buyer and Parent. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”

3.3 Closing Deliveries.

(a) Sellers Closing Deliveries. At the Closing and subject thereto, Parent, on behalf of the Sellers, shall deliver (or cause to be delivered) to Buyer the following:

(i) a receipt against payment of the Cash Consideration, pursuant to Section 3.1;

(ii) a receipt against delivery of the Closing Shares, pursuant to Section 3.1;

(iii) an executed copy of the Bill of Sale in the form attached hereto as Exhibit G (the “Bill of Sale”);

(iv) an executed copy of the Assignment and Assumption Agreement in the form attached hereto as Exhibit H and the other assignment agreements described in the first sentence of Section 2.5(a) (collectively, the “Assignment and Assumption Agreement”);

(v) an executed copy of Trademark Assignment and Internet Properties Assignment in the forms attached hereto as Exhibit I (the “IP Assignment Agreements”);

(vi) an executed copy of the Escrow Agreement in the form attached hereto as Exhibit J (the “Escrow Agreement”);

(vii) a non-foreign affidavit from each Seller (and each of its Subsidiaries, if any, that is selling Acquired Assets pursuant to the transactions contemplated by this Agreement) dated as of the Closing Date, sworn under the penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that such Seller is not a “foreign person” as defined in Code §1445;

(viii) in the event that Buyer requires financial statements for the Business in order to satisfy Buyer’s public company reporting obligations under U.S. Securities Laws and/or the rules of the NASDAQ Global Market, financial statements for the Business sufficient to satisfy Buyer’s public company reporting obligations under U.S. Securities Laws and/or the rules of the NASDAQ Global Market; and

(ix) Selling Stockholder Questionnaires from each of the Parent Holders.

(b) Buyer Closing Deliveries. At the Closing and subject thereto, Buyer shall deliver (or cause to be delivered) to Parent the following:

(i) a cash payment, by and on behalf of Acquisition Sub, in immediately available funds in the amount of the Cash Consideration to one or more accounts designated in writing by Parent prior to the Closing which shall be allocated in accordance with the second sentence of Section 10.3;

(ii) certificates, by and on behalf of Acquisition Sub, representing the applicable number of shares of Buyer Common Stock (rounded down to the nearest whole share) in amount equal to (A) the Stock Consideration minus (B) the Escrow Amount (the “Closing Shares”) issued in the name of the Sellers and/or the Parent Holders (as provided in an Allocation Letter), which shall be allocated in accordance with the second sentence of Section 10.3;

(iii) an executed copy of the Bill of Sale;

(iv) an executed copy of the Assignment and Assumption Agreement;

(v) an executed copy of the IP Assignment Agreements; and

(vi) an executed copy of the Escrow Agreement.

(c) Escrow Fund. At the Closing and subject thereto, without any further action by any of the Sellers, Buyer shall deposit with the Escrow Agent a number of shares of Buyer Common Stock represented by a single stock certificate registered in the name of the nominee of the Escrow Agent as designated pursuant to the Escrow Agreement, which equals the Escrow Amount out of the aggregate number of shares of Buyer Common Stock otherwise deliverable to Parent pursuant to Section 3.3(b) and shall confirm such deposit with the Escrow Agent. Such deposit of the Escrow Amount (plus any shares of Buyer Common Stock or other equity securities issued or distributed by Buyer after the Closing (including shares issued upon a nontaxable stock split)) shall constitute an escrow fund (together with the Additional Escrow Consideration, the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Fund shall be held as security for the indemnity obligations provided for in Article 13. The Escrow Fund shall be (i) available to compensate the Buyer Indemnified Parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Article 13, and (ii) disbursed by the Escrow Agent under and pursuant to the terms of the Escrow Agreement. Interests in the Escrow Fund shall be non-transferable.

3.4 Closing Conditions.

(a) Closing Conditions of Both Parties. The respective obligations of Buyer, Acquisition Sub and each Seller to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(i) Receipt of Requisite Regulatory Approvals.

(A) Any waiting period applicable to the Transactions under any Antitrust Laws applicable to the Transactions shall have expired or been terminated early; and

(B) Any affirmative approval of a Governmental Authority required under any Antitrust Laws applicable to the Transactions shall have been obtained.

(ii) Absence of Legal Restraints. No Governmental Authority shall have enacted, issued or promulgated any Law or Order that has the effect of rendering the Transactions, or the Parties’ performance under any of the Transaction Agreements, illegal or otherwise prohibits or otherwise restrains the consummation of the Transactions or the Parties’ performance under any of the Transaction Agreements.

(iii) Each of the consents, waivers, approvals, authorizations and notices identified on Schedule 3.4(a)(iii) shall have been obtained and shall be in full force and effect.

(b) Additional Closing Conditions of Buyer. The obligations of Buyer and Acquisition Sub to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Buyer:

(i) Accuracy of Seller Representations and Warranties. Each of the representations and warranties of the Sellers set forth in this Agreement that is (A) not qualified by “materiality” or “Business Material Adverse Effect” or similar concept shall have been true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date) and (B) that is qualified by “materiality” or “Business Material Adverse Effect” or similar concept shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date).

(ii) Compliance with Covenants. Each Seller shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by such Seller prior to the Closing.

(iii) Absence of Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect or any change, fact, circumstance, condition, event or effect, or combination of changes, facts, circumstances, conditions, events or effects, that individually or in the aggregate would reasonably be expected to have a Business Material Adverse Effect.

(iv) Seller Closing Certificate. Buyer shall have received a certificate, duly executed by an authorized officer of each Seller, certifying (A) as to the matters set forth in Section 3.4(b)(i) and Section 3.4(b)(ii), (B) the consent of the members of each Seller indentified on identified on Schedule 3.4(b)(iv)(B), approving this Agreement, the other Transaction Agreements to which such Seller is or will be a party and the transactions contemplated hereby (including the Transactions) and thereby, (C) the unanimous written consent of the Board of each Seller approving this Agreement, the other Transaction Agreements to which such Seller is or will be a party and the transactions contemplated hereby (including the Transactions) and thereby, and (D) a true and correct copy of the Organizational Documents of such Seller.

(v) Required Consents. Each of the consents, waivers, approvals, authorizations and notices identified on Schedule 3.4(b)(v) shall have been obtained and shall be in full force and effect.

(vi) Key Employees. All of the Employment Offer Letters and Noncompetition Agreements shall be executed and delivered by the Key Employees, and each of the Key Employees shall (A) be employees of a Seller (or one of Sellers’ Affiliates) immediately prior to the Closing, (B) not have notified (whether formally or informally) such Seller (or one of such Seller’s Affiliates), Buyer, or Acquisition Sub (or any of Acquisition Sub’s Affiliates) of such Person’s intention of the leaving the employ of Acquisition Sub (or any of Acquisition Sub’s Affiliates) following the Closing Date, and (C) not have repudiated or otherwise rejected such Employee’s Employment Offer Letter or Noncompetition Agreement or any term thereof.

(vii) No Litigation. No Action shall be pending or threatened against Buyer, Acquisition Sub, any Seller or any of their respective officers, directors, managers or Affiliates (A) arising out of, or related to, the Transactions or (B) that would reasonably be expected to be material to the Business or Acquisition Sub’s operation thereof after Closing, and no such Order shall have been issued or granted or be in effect; and

(viii) Parent Holder Agreements. All of the Parent Holder Agreements shall be executed and delivered by the Parent Holder and each of the Parent Holders shall not have repudiated or otherwise rejected such Parent Holder’s Parent Holder Agreement.

(ix) Sellers’ Closing Deliveries. Parent shall have delivered (or caused to be delivered) the following:

(A) releases of all Liens (other than Permitted Liens) relating to the Acquired Assets, including the Liens set forth on Schedule 3.4(b)(ix)(A); and

(B) the closing deliveries set forth in Section 3.3(a).

(c) Additional Closing Conditions of Seller. The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Parent:

(i) Accuracy of Buyer Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement that is (A) not qualified by “materiality” or “Buyer Material Adverse Effect” or similar concept shall have been true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date) and (B) that is qualified by “materiality” or “Buyer Material Adverse Effect” or similar concept shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date).

(ii) Compliance with Covenants. Buyer shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Buyer prior to the Closing.

(iii) Buyer Closing Certificate. Parent shall have received a certificate, duly executed by an authorized officer of Buyer, certifying as to the matters set forth in Section 3.4(c)(i) and Section 3.4(c)(ii).

(iv) Other Matters. (A) At the Closing and subject thereto, Buyer shall have delivered (or caused to be delivered) the closing deliveries set forth in Section 3.3(b), and (B) the calculation of the Closing Date Price, disregarding (for these purposes only) the proviso within the definition thereof, would result in the Stock Consideration (based on the Closing Date Price disregarding (for these purposes only) the proviso within the definition thereof) exceeding Five Million Eight Hundred Fifteen Thousand (5,815,000) shares of Buyer Common Stock (the “Floor Shares”).

3.5 Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of applicable Law. To the extent such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this

Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Sellers shall, and shall cause their Subsidiaries to, provide to Buyer validly executed Internal Revenue Service Forms W-9 as reasonably requested by Buyer.

3.6 Adjustments. If, during the period between the date of this Agreement and the Closing any change in the outstanding capital stock of Buyer shall occur by reason of any reclassification, recapitalization, stock split or combination, reverse stock split, exchange or readjustment of shares, or stock dividend thereon with a record date prior to the Closing, then in each case, the Closing Date Price, the Floor Price, the Floor Shares, the Purchase Price and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.

ARTICLE 4

LICENSES

4.1 Licenses to Buyer. Effective as of the Closing and subject to the terms and conditions of any third party licenses applicable thereto and except as may be limited by Section 11.1(b), with respect to the Customer DB, each of the Sellers hereby grants to Buyer, its Affiliates and successors and assigns a paid-up, royalty-free worldwide, transferable, sublicenseable, non-exclusive (except as may be limited by Section 11.1), perpetual, irrevocable, license under the Licensed IPR to use, copy, modify, sell, distribute (including by license) make, have made, and otherwise exploit the Acquired Assets and to otherwise operate the Business and any other current and future businesses and operations of Buyer, its Affiliate or their successors or assigns.

4.2 Licenses to Sellers.

(a) Effective as of the Closing, Buyer hereby grants each of the Sellers and each of their Affiliates a paid-up, royalty-free, worldwide, non-sublicenseable, non-transferable (except as set forth in Section 4.2(c)), non-exclusive, perpetual, irrevocable, license under the Transferred IPR, except as may be limited by Section 11.1:

(i) to copy and internally use, modify, create derivative works of, maintain and support the Prospect DB in Object Code and Source Code form in Seller’s and their Affiliates’ businesses and operations, other than the Business; and

(ii) to use any of the Transferred Technology for the purposes of providing Services to Buyer under the Transition Services Agreement.

(b) The foregoing licenses are granted “AS IS” and without warranty of any kind.

(c) The foregoing licenses shall not be transferable by one or more of the Sellers or the Subsidiaries except in connection with a change of control of any of the Sellers or a Subsidiary (whether by sale of stock or assets or a merger or otherwise) or the sale of substantially all of the assets of any one of the Sellers or the Subsidiaries to which such licenses relate.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions and disclosures set forth in the disclosure schedule delivered by Parent to Buyer concurrently with the execution and delivery of this Agreement, dated as of the date of this Agreement (the “Seller Disclosure Schedule”) (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this Article 5; provided, however, that any such disclosure (except against a Seller Fundamental Representation) shall be deemed to be a disclosure against each of the other sections and subsections of this Article 5 to the extent the applicability of such disclosure to such other sections and subsections is reasonably apparent on the face of such disclosure); provided, further, that any such disclosure shall only be deemed a disclosure against a Seller Fundamental Representation to the extent explicitly referenced, each Seller hereby represents and warrants to Buyer as follows:

5.1 Organization and Good Standing; Authority and Enforceability.

(a) Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller and its applicable Subsidiaries has all necessary power and authority to carry on the Business as currently conducted and to own and use the Acquired Assets as currently used in the Business.

(b) Each Seller has all necessary power and authority to execute and deliver this Agreement, the other Transaction Agreements to which such Seller is or will be a party and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by such Seller pursuant hereto or thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution and delivery by each of the Sellers of this Agreement, the other Transaction Agreements to which such Seller is or will be a party and each certificate and other instrument required to be executed and delivered by such Seller pursuant hereto or thereto, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller.

(c) The Board has unanimously approved, and the members of each Seller have unanimously approved, this Agreement, the other Transaction Agreements to which such Seller is or will be a party and the Transactions and the other transactions contemplated hereby and thereby in compliance with applicable Law and the Organizational Documents, and no other corporate proceedings on the part of such Seller or any of its Subsidiaries are necessary to authorize this Agreement or any other Transaction Agreements to which such Seller is or will be a party or to consummate the Transactions on the terms set forth herein and therein.

(d) This Agreement, the other Transaction Agreements to which each Seller is or will be a party and each agreement, document, certificate and other instrument required to be executed and delivered by such Seller pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Buyer and Acquisition Sub, constitutes (or will constitute) a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

(e) Section 5.1(e) of the Seller Disclosure Schedule sets forth the indirect ownership percentage of each Parent Holder of Parent (the “Indirect Ownership Percentage”). Other the Indirect Ownership Percentages set forth on Section 5.1(e) of the Seller Disclosure Schedule, Parent (i) does not have any, nor are there outstanding rights (whether or not currently exercisable) for or related to, other ownership percentages, units, membership interests or any shares of capital stock or any other equity or ownership interests of any kind authorized, designated, issued or outstanding, and (ii) is not bound by any promise or commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any ownership percentages, units, membership interests or any shares of capital stock or any other equity or ownership interests.

5.2 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority (together, “Governmental Approvals”) is required on the part of a Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement, any other Transaction Agreements to which such Seller is or will be a party, or any agreement, document, certificate, and other instrument required to be executed and delivered by such Seller pursuant hereto or thereto, the performance by such Seller of its obligations hereunder or thereunder, or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for filings required under, and compliance with any other applicable requirements of, the HSR Act and any other Antitrust Laws applicable to the Transactions. Each Seller is (i) an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act and (ii) acquiring the Stock Consideration and the Additional Stock Consideration, if any, for its own account for investment only and not with a view toward to distribution thereof.

5.3 Conflicts.

(a) The execution and delivery by a Seller of this Agreement, the other Transaction Agreements to which such Seller is or will be a party, and each agreement, document, certificate, and other instrument required to be executed and delivered by such Seller pursuant hereto or thereto, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the Transactions and the other transactions contemplated hereby and thereby do not and will not (i) conflict with or violate the Organizational Documents of such Seller or any of its Subsidiaries, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, give rise to any obligation under, result in the creation of any Lien upon any of the Acquired Assets pursuant to, require any notice, consent or waiver under, or result in the loss of any benefit under, (A) any Transferred Contract, or (B) any Permit or Order relating to the Business, the Acquired Assets or any Seller or any of its Subsidiaries, or (iii) violate any Law or Order applicable to the Business, the Acquired Assets or such Seller or any of its Subsidiaries.

(b) The performance by each Seller and its respective Affiliates of its obligations under Schedule 8.13 do not and will not conflict with, result in a breach of, or require any notice, consent or waiver under that certain agreement set forth on Schedule 8.13 by Paramount Equity Mortgage, Inc. dated as of June 3, 2011, as amended, or violate any applicable Law.

5.4 Title; Sufficiency.

(a) Each Seller (or one or more of its Subsidiaries) has good, valid, and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Acquired Assets, free and clear of all Liens except Permitted Liens, and upon consummation of the Transactions, Buyer (or one or more of its Subsidiaries) will acquire good, valid, and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Acquired Assets, free and clear of all Liens except Permitted Liens and Liens arising out of any actions of Buyer and its Subsidiaries.

(b) Provided that following the Closing (i) Buyer will be able to independently acquire or have access to the Excluded Assets or their equivalents, (ii) Buyer will be able to obtain the necessary benefits under the Non-Assignable Contracts set forth on Schedule 5.4(b) or any other Contract that Buyer expressly agrees to not assume (the “Specifically Excluded Contracts”), and (iii) Sellers provide to Buyer and its Subsidiaries the services Sellers are required to provide pursuant to this Agreement and the Transition Services Agreement, the Acquired Assets, together with the other rights, licenses, services, and benefits to be provided hereunder will permit Buyer to conduct such Business in substantially the same manner following the Closing as conducted by the Sellers prior to the Closing.

(c) None of the Acquired Assets or any Asset that should otherwise be an Acquired Asset is owned by any Person other than a Seller or an Affiliate.

(d) Except for its limited liability company interest in Paramount New Home Group, LLC, a Delaware limited liability company (“PNHG”), PES does not own, or have any interest in any shares or have an ownership interest in any other Person. PNHG has no Assets other than Contracts.

5.5 Financial Statements.

(a) PES has made available to Buyer the following financial statements and notes related to the Business (collectively, the “Financial Statements”): the year-end balance sheets of PES as of December 31, 2012 and 2011, and the interim balance sheet of PES as of May 31, 2013, and the related statements of operations, changes in members’ (net deficit) capital, and cash flows for the periods then ended. The Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Business as of the respective dates thereof and the results of operations and cash flows of the Business for the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered, subject, in the case of the interim Financial Statements, to normal year-end adjustments and the absence of notes.

(b) The Books and Records and accounts of each Seller and its Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets used in or held for use in the operation of the Business. The systems of internal accounting controls maintained by each Seller and its Subsidiaries that are used in, or held for use in, the operation of the Business are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No Seller nor any of its Subsidiaries (including any directors, managers or executive officers of such Seller or any of its Subsidiaries) nor such Seller’s independent accountants has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by such Seller or any of its Subsidiaries that are used in, or held for use in, the operation of the Business, (ii) any fraud, whether or not material, that involves the management of such Seller or any of its Subsidiaries or any employees of such Seller or any of its Subsidiaries who have a role in the preparation of financial statements of the Business or the internal accounting controls utilized by such Seller or any of its Subsidiaries that are used in, or held for use in, for the operation of the Business, or (iii) any claim or allegation regarding any of the foregoing, in each case other than has been fully and finally resolved.

(c) No Seller nor any of its Subsidiaries has Liabilities that arise from the operation or conduct of, or are otherwise allocated to, the Business, whether or not required to be reflected in financial statements in accordance with GAAP, except liabilities which individually or in the aggregate (i) have been reflected in the Balance Sheet or disclosed in the notes thereto (to the extent of such reflection or disclosure), (ii) have arisen in the ordinary course of business consistent with past practices since the Reference Date and are not material, or (iii) are executory obligations under Transferred Contracts arising in the ordinary course of business consistent with past practice (and not as a result of breach or default thereunder).

(d) No Seller nor any of its Subsidiaries has any Indebtedness incurred from the operation or conduct of, or otherwise allocated to, the Business.

5.6 Absence of Changes. Since the Reference Date:

(a) there has not occurred a Business Material Adverse Effect or any change, fact, circumstance, condition, event or effect, or combination of changes, facts, circumstances, conditions, events, or effects, that individually or in the aggregate would reasonably be expected to have a Business Material Adverse Effect;

(b) there has not been any material Loss, damage or destruction to, or any material interruption in the use of, any of the assets of a Seller or any of its Subsidiaries used in, held for use in, the operation of the Business (whether or not covered by insurance); and

(c) no Seller nor any of its Subsidiaries has taken any action that would be prohibited by the terms of Section 7.1 or Section 7.2 if proposed to be taken after the date of this Agreement.

5.7 Taxes.

(a) All required U.S. federal, state, local, and non-U.S. Tax Returns relating to the Acquired Assets or the Business have been timely filed, and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Law.

(b) All Taxes required to be paid with respect to the Acquired Assets or the Business (whether or not shown on any Tax Return) have been timely paid. All U.S. federal, state, local and non-U.S. income taxes, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts, and other Taxes required to be paid or withheld with respect to employees and other third parties relating to the Acquired Assets or the Business have been timely paid or withheld (and withheld amounts have been timely paid over to the appropriate Taxing Authority). As of the Reference Date, there were no material liabilities for unpaid Taxes concerning or attributable to the Acquired Assets or the Business that had not been accrued or reserved on the Balance Sheet in accordance with GAAP, and since the Reference Date no material liability has been incurred for such Taxes other than in the ordinary course of business). There are no Liens for Taxes upon the Acquired Assets, except for Liens for Taxes not yet due and payable. To Sellers’ Knowledge, there is not any reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the Acquired Assets or otherwise adversely affect the use or ownership by Buyer or its Affiliates of the Acquired Assets or their operation of the Business, or for which Buyer or its Affiliates could become liable as a result of the transactions contemplated by this Agreement.

(c) There is no outstanding, assessed, or to Sellers’ Knowledge proposed deficiency for Taxes concerning or attributable to the Business or the Acquired Assets, nor has any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax concerning or attributable to the Business or the Acquired Assets been executed by a Seller or any of its Subsidiaries or requested of a Seller or any of its Subsidiaries.

(d) None of the Sellers nor any of their Subsidiaries has been notified in writing of any request for an audit, examination or proceeding with respect to any Tax Return or Taxes concerning or attributable to the Business or the Acquired Assets, nor to Sellers’ Knowledge is any such audit, examination, or proceeding presently in progress. No adjustment relating to any Tax Return or Taxes concerning or attributable to the Business or the Acquired Assets has been proposed in writing by any Taxing Authority and received by a Seller or any of its Subsidiaries. No written claim has ever been received by a Seller or any of its Subsidiaries that the Acquired Assets or the Business are or may be subject to taxation in a jurisdiction in which Tax Returns are not filed with respect thereto.

(e) No payment or benefit which will or may be made by Seller or its ERISA Affiliates with respect to any Business Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(f) Section 5.7(f) of the Seller Disclosure Schedule contains a complete and accurate list of each Contract or plan of a Seller or any of its Subsidiaries with a Business Employee that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) and each such Contract or plan is, or has been, in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder.

5.8 Personal Property. Except for Excluded Assets listed on Schedule 2.2, Section 5.8 of the Seller Disclosure Schedule contains a complete and accurate list of: (i) all material office equipment owned by any Seller or any of its Subsidiaries and used in, or held for use in, the operation of the Business, as of the date of this Agreement, (ii) all material information technology equipment (e.g., computers) owned by a Seller or any of its Subsidiaries and used in, or held for use in, the operation of the Business, as of the date of this Agreement, and (iii) all other material Tangible Property owned by a Seller or any of its Subsidiaries and used in, or held for use in, the operation of the Business, as of the date of this Agreement. To Sellers’ Knowledge, the foregoing personal properties and assets are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted.

5.9 Real Property.

(a) No Seller nor any of its Subsidiaries owns, or has ever owned any Real Property or is a party to any agreement to purchase or sell any Real Property, in the case of Parent, used in the operation of the Business.

(b) Section 5.9(b) of the Seller Disclosure Schedule sets forth the names of the lessor, lessee, the address of any parcel of Real Property leased, subleased or licensed by any Seller or its Subsidiaries as lessor or lessee or otherwise used or occupied by the Sellers or any of its Subsidiaries, in the case of Parent, used in the operation of the Business (the “Leased Real Property”). Each Seller has made available to Buyer a true and correct copy of each lease, sublease, amendment, extension, renewal, guaranty, license, concession or other agreement (collectively, the “Leases”) with respect to each such Leased Real Property, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases, (i) the Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property to which a Seller is a party or otherwise bound, (ii) a Seller or its Subsidiary, as applicable, holds a good and valid leasehold interest in the Leased Real Property free and clear of all Liens other than Permitted Liens, and (iii) no Seller nor any of its Subsidiaries has assigned, transferred, sublet, or granted any person the right to use or occupy the Leased Real Property or granted any other security interest in such Lease or any interest therein.

(c) Each Lease is a valid and binding agreement of a Seller or its Subsidiaries and is in full force and effect in accordance with its terms. To Sellers’ Knowledge, no Seller nor any of its Subsidiaries has violated or breached in any material respect, and no Seller nor any of its Subsidiaries has committed any material default under, any Lease, which remains uncured, and, to the Knowledge of the Sellers, no other Person has violated or breached in any material respect, or committed any material default under, any Lease which remains uncured. To the Knowledge of the Sellers, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a material violation or material breach of any of the provisions of any Lease, (ii) give any Person the right to declare a default, (iii) give any Person the right to accelerate the maturity or performance of any Lease, or (iv) give any Person the right to cancel, terminate or modify any Lease. No Seller nor any of its Subsidiaries has received any written notice regarding any actual or possible material violation or material breach of, or material default under, any Lease, which remains uncured. No Seller nor any of its Subsidiaries has waived any of its respective material rights under Lease. If the applicable lessor consents are obtained, the execution and delivery of this Agreement by the Sellers does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of any of the Sellers or its Subsidiaries or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Leases, or otherwise adversely affect the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

(d) The Leased Real Property is in good operating condition and repair and is suitable for the operation of the Business as presently conducted therein. Neither the operation of any Seller or any of its Subsidiaries on the Leased Real Property nor, to the Sellers’ Knowledge, such Leased Real Property, violate any Law relating to such property or operations thereon. No Seller nor any of its Subsidiaries could be required to expend more than $10,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease. No Seller nor any of its Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. A Seller or its Subsidiary currently occupies all of the Leased Real Property for the operation of the Business, and there are no other parties or employees occupying, or with a right to occupy, the Leased Real Property. The Sellers and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of Real Property that are no longer in effect and has no continuing liability with respect to such terminated Real Property leases.

5.10 Environmental Matters.

(a) Each Seller and its Subsidiaries are, and have been, in compliance in all material respects with all Environmental Laws that are applicable to the Business, any of the Acquired Assets or any Leased Real Property. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by a Seller or any of its Subsidiaries of, or a failure on the part of a Seller or any of its Subsidiaries to comply with, any Environmental Law that is applicable to the Business, any of the Acquired Assets or any Leased Real Property.

(b) Except in compliance with Environmental Laws and in a manner that would not subject a Seller or any Subsidiary to Liability, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by a Seller or any Subsidiary or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by a Seller or any of its Subsidiary.

(c) Section 5.10(c) of the Seller Disclosure Schedule accurately describes all of the Environmental Permits currently held by any Seller and its Subsidiaries and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of the Business as currently conducted. All such Environmental Permits are valid and in full force and effect. Each Seller and its Subsidiaries have complied in all material respects with all covenants and conditions of all such Environmental Permits. To Sellers’ Knowledge, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No Action is pending, or to the Knowledge of the Sellers, threatened against any Seller, any Subsidiary or any Leased Real Property, that relates to any Environmental Law, Environmental Permit or Hazardous Materials in connection with the Sellers’ conduct of the Business.

(e) There is no fact, circumstance, condition or activity which could result in any environmental Liability which could reasonably be expected to result in a Business Material Adverse Effect. Except as set forth in the Leases, neither any Seller nor any Subsidiary has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials related activities of a Seller or any Subsidiary in connection with the conduct of the Business.

(f) The Sellers have made available to Buyer true and complete copies of all environmental assessments and audits in the possession or control of the Sellers and its Subsidiaries, and any correspondence and documentation relating to compliance or non-compliance with Environmental Laws in the possession or control of the Seller or its Subsidiaries in each case in connection with the conduct of the Business.

5.11 Intellectual Property.

(a) Registered IP. Section 5.11(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Transferred IPR that are Registered IP, including the current owner and, the jurisdiction in which each item has been registered or filed, the applicable registration, application, or serial number or similar identifier, the filing date, and the applicable issuance, registration, or grant date. With respect to each item of Transferred IPR that is Registered IP: (i) all necessary registration, maintenance and renewal fees, and taxes have been paid, and all necessary documents and certificates have been filed with the Patent and Trademark Office, Copyright Office, or other relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of registering, maintaining, and renewing, as applicable, and maintaining in full force and effect, such Intellectual Property Rights, (ii) each such item is currently in compliance with formal legal requirements (including payment of filing fees), and (iii) each such item is not subject to any late unpaid registration, maintenance or renewal fees or actions falling due within ninety (90) days after the Closing Date. To the Sellers’ Knowledge, each item of Transferred IPR that is Registered IP is subsisting, valid, and enforceable. No Seller nor any of its Subsidiaries owns, has owned, or has applied for any Patents relating to the Business.

(b) Products. Section 5.11(b) of the Seller Disclosure Schedule contains a complete and accurate list of all Products.

(c) No Encumbrances. A Seller or one of its Subsidiaries is the sole owner of all Transferred IPR and the Licensed IPR. No licenses, covenants not to sue, or other similar rights under the Transferred IPR have been granted exclusively to any Person. No Seller nor any of its Subsidiaries has made any representation or warranties, granted any indemnities, or made any other commitments with respect to the Transferred IPR or Products other than those set forth in such Seller’s or its Subsidiaries’ form agreements, which forms have been provided to Buyer. Each Seller has all rights necessary to transfer the Transferred Technology, including data, without violating any Laws (including any Laws relating to privacy or use of customer data) or contractual obligations of such Seller, and upon the Closing, Buyer shall have the right to use the Transferred Technology substantially in the manner in which it was used in the Business prior to the Closing without violating any Laws (including any Laws relating to privacy or use of User Data) or contractual obligations of such Seller.

(d) No Infringement of Third Party IP Rights. The operation of the Business by any Seller or its Subsidiaries, and the Acquired Assets (i) have not infringed, misappropriated, or otherwise violated or constituted the unauthorized use of, and as currently conducted do not, nor do the Transferred Technology (in the form and manner in which it exists and is used in the Business at Closing) infringe, misappropriate, or otherwise violate or constitute the unauthorized use of, any Intellectual Property Rights owned by any Person, and such conduct will not constitute infringement, misappropriation, or other violation of the Intellectual Property Rights of any Person when conducted or used by Buyer in substantially the same manner, and (ii) have not constituted and do not constitute unfair competition or trade practices under applicable Laws. No Seller nor any of its Subsidiaries has received written notice from any Person (i) claiming the operation of the Business, or any Acquired Assets infringes, misappropriates, or otherwise violates or constitutes the unauthorized use of any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does any Seller have Knowledge of any basis therefor) or (ii) demanding or offering to license to a Seller or any of its Subsidiaries any Intellectual Property Rights in connection with the Business in order to avoid an infringement claim.

(e) No Third Party Infringement of Seller IPR. To the Knowledge of the Sellers, no Person is infringing, misappropriating, or otherwise violating or engaged in the unauthorized use of any item of Transferred IPR. No Actions have been brought or are pending or threatened, against any Person by a Seller or any of its Subsidiaries alleging that a Person is infringing, misappropriating, or otherwise violating or is engaged in the unauthorized use of, any Transferred IPR.

(f) Intellectual Property Licenses. With respect to Contracts in effect as of the date hereof, Section 5.11(f)(i) of the Seller Disclosure Schedule accurately identifies each Contract (other than Contracts for Shrink-Wrap Code or Infrastructure Technology) pursuant to which any Technology used in the operation of the Business or Transferred Technology is or has been licensed (including covenants not to sue or similar covenants), sold, assigned, or otherwise conveyed or provided to a Seller (such Contracts, “In-Licenses”).

Section 5.11(f)(ii) of the Seller Disclosure Schedule lists all Contracts pursuant to which a Seller has granted a third party any rights or licenses (including covenants not to sue or similar covenants) to any Products, Transferred IPR or material Licensed IPR (“Out-Licenses” and, together with the In-Licenses, the “Intellectual Property Licenses”).

(g) Employee Invention Assignment Agreements. Each Seller and its Subsidiaries requires each current and former Business Employee or independent contractor who has made any contributions to the development of any Product to execute an agreement containing proprietary information, confidentiality, and assignment provisions that provide for (i) the non-disclosure by such Person of any of such Seller’s or any of its Subsidiaries’ confidential information relating to the Business (subject to customary exceptions), and (ii) the assignment by such Person to such Seller or any of its Subsidiaries of all Intellectual Property Rights arising out of such Person’s employment or engagement by, or contract with, such Seller or any of its Subsidiaries. Without limiting any other provision of this Agreement, no Business Employee owns or has any right to Transferred IPR or Licensed IPR, nor to the Knowledge of the Sellers has any Employee made any assertions with respect to any alleged ownership or rights thereto.

(h) Third Party Software; Information Technology Systems. Section 5.11(h)(i) of the Seller Disclosure Schedule contains a complete and accurate list of third party Software used in the operation of the Business (other than Shrink-Wrap Code for Infrastructure Technology), in each case identifying (i) the Product associated with such third party Software and (ii) the Contracts granting the applicable Seller or any of its Subsidiaries rights in and to such third party Software. Section 5.11(h)(ii) of the Seller Disclosure Schedule contains a complete and accurate list of all information technology systems (other than those pertaining to Excluded Assets) owned by a Seller or any of its Subsidiaries and used in the operation of the Business, as of the date of this Agreement.

(i) Open Source. No Open Source Software is included in any of the Transferred Technology that is proprietary to the Sellers.

(j) Protection of Confidential Information. Each Seller has taken reasonable measures to protect the confidentiality of all material Confidential Information that such Seller wishes to maintain as a trade secret, and to protect in accordance with the applicable contractual obligations of such Seller the confidentiality of all confidential information of such Seller’s customers or other third parties that is possessed or used by such Seller in the operation of the Business.

(k) No Harmful Code. To the Knowledge of the Sellers, all Transferred Technology (as and when transferred to Buyer) is free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components designed to permit unauthorized access or the unauthorized disablement, data corruption, or erasure.

(l) No Government Funding. No government funding, facilities, or resources of a Governmental Authority, was used in the development of any Transferred IPR, and no Governmental Authority has any claim or right in or to any Transferred IPR.

(m) Privacy Policies. Each Seller and its Subsidiaries has complied with the applicable Seller Privacy Policies and with all applicable Laws pertaining to privacy, User Data, or Personal Data with respect to the operation of the Business and the Acquired Assets. No Seller nor any of its Subsidiaries has received any notice or other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Laws pertaining to privacy, User Data, or Personal Data in connection with the operation of the Business. The Acquired Assets do not include any User Data, Personal Data or any data or information in a Seller’s database, the transfer of which pursuant to this Agreement would result in a violation of any Seller Privacy Policy or any Law pertaining to privacy, User Data, or Personal Data applicable to the Business. Following the Closing, Buyer shall be permitted to use the Transferred Technology, including the Prospect DB, the Customer DB, the Mortgage DB (to the extent delivered in accordance with Section 2.10), and all data contained therein delivered to Buyer, in substantially the same manner as used in the Business prior to the Closing, without violating any Laws.

5.12 Contracts.

(a) Section 5.12(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the following Contracts related to the Business as of the date of this Agreement (each, a “Material Contract” and collectively with the Intellectual Property Licenses, the “Material Contracts”):

(i) any such Contract pursuant to which a Seller refers customers to a third party provider or installers of solar energy systems, other than any Contract between a Seller or any of its Subsidiaries and Buyer or any of Buyer’s Subsidiaries;

(ii) any such Contract pursuant to which a Seller has any interest in a tax equity fund or similar vehicle;

(iii) (A) any such Contract pursuant to which a Seller or any of its Subsidiaries has licensed or is obligated to license any Transferred IPR, or (B) any such Contract pursuant to which a third party has licensed any Intellectual Property Rights to a Seller or any of its Subsidiaries that is material to the Business; excluding, for the purpose of (A) and (B), employee agreements, agreements with consultants and independent contractors, non-disclosure agreements entered into in the ordinary course of business, and Contracts listed elsewhere in this Agreement;

(iv) any such Contract with any Business Employees, including Employment Agreements;

(v) any such Contract with any labor union, works council or any collective bargaining agreement or similar agreement with any Business Employees;

(vi) any such Contract under which a Seller or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding Fifty Thousand Dollars ($50,000) or under which any Person would be deemed to have Indebtedness to a Seller or any of its Subsidiaries in amounts in the aggregate exceeding Fifty Thousand Dollars ($50,000);

(vii) any such Contract relating to borrowed money or other Indebtedness or the mortgaging, pledging, or otherwise placing a Lien on any Acquired Assets;

(viii) a lease, sublease, or similar Contract with any Person under which (A) a Seller or any of its Subsidiaries is lessee of, or holds or uses, any equipment, vehicle, or other tangible personal property owned by any Person, or (B) a Seller or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any equipment, vehicle, or other tangible personal property owned or leased by a Seller or its Subsidiaries in any case that has an aggregate future Liability or receivable, as the case may be, in any fiscal year in excess of Fifty Thousand Dollars ($50,000);

(ix) a lease of Transferred Leasehold Property;

(x) (A) any such continuing Contract for the future purchase by a Seller or its Subsidiaries of materials, supplies, equipment, or services, (B) a management, consulting, or other similar Contract for services to be provided to Seller or any of its Subsidiaries, or (C) an advertising agreement or arrangement, in any such case that has an aggregate future Liability in any fiscal year to any Person in excess of Fifty Thousand Dollars ($50,000);

(xi) any such Contract containing a most favored nation or similar provision in favor of any customer or other counterparty to a Seller or any of its Subsidiaries;

(xii) any such Contract obligating a Seller or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(xiii) (A) any such Contract which does not limit the aggregate Liability of a Seller and its Subsidiaries to the aggregate amount paid to a Seller and its Subsidiaries pursuant to such Contract or (B) any such Contract which does not explicitly exclude the payment of consequential damages;

(xiv) any such Contract or group of related Contracts either involving more than Fifty Thousand Dollars ($50,000) or not entered into in the ordinary course of business;

(xv) any such Contract between or among a Seller and one or more of its Affiliates;

(xvi) any such Contract imposing any material restriction on the right or ability of a Seller or any of its Subsidiaries (or that would purport to materially limit the freedom of Buyer or any of its Subsidiaries): (A) to compete with any other Person or to engage in any line of business, market or geographic area, (B) to develop or distribute any Transferred Technology, or (C) to hire or solicit potential employees or consultants;

(xvii) any such Contract for the disposition of any material portion of the assets or business (whether by merger, sale of stock, sale of assets, or otherwise) of a Seller or any of its Subsidiaries;

(xviii) any such Contract for the acquisition of the business or capital stock of any third Person (whether by merger, sale of stock, sale of assets, or otherwise);

(xix) any such Contract pursuant to which a Seller or any of its Subsidiaries is bound to, or has committed to provide any service to any third party on an exclusive basis (excluding customization of services for or by a party in the ordinary course of business);

(xx) any such Contract that involves a sharing of revenues, profits, cash flows, expenses, or Losses with other Persons;

(xxi) any settlement agreement under which a Seller or any of its Subsidiaries has ongoing obligations;

(xxii) any such Contract that requires a notice or consent in connection with, or otherwise contains a provision relating to a “change of control” that would prohibit the consummation of, the transactions contemplated by this Agreement;

(xxiii) any other Contract, whether or not made in the ordinary course of business, that is material to the Business;

(xxiv) any such Contract under which the consequences of a default or termination could have a Business Material Adverse Effect; and

(xxv) any such Contract for the installation of solar energy systems.

(b) Each Seller has made available to Buyer true and correct copies of all Contracts (including all amendments, supplements, and other modifications thereto) as in effect on the date of this Agreement. Each Transferred Contract is a valid and binding agreement of such Seller or its Subsidiaries and is in full force and effect against such Seller or its Subsidiaries in accordance with its terms. No Seller nor any of its Subsidiaries has violated or breached in any material respect, and no Seller nor any of its Subsidiaries has committed any material default under, any Transferred Contract, which remains uncured, and, to the Knowledge of the Sellers, no other Person has violated or breached in any material respect, or committed any material default under, any Transferred Contract which remains uncured. To the Knowledge of the Sellers, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a material violation or material breach of any of the provisions of any Transferred Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Transferred Contract, (iii) give any Person the right to accelerate the maturity or performance of any Transferred Contract, or (iv) give any Person the right to cancel, terminate or modify any Transferred Contract. No Seller nor any of its Subsidiaries has received any written notice (or, to the Knowledge of the Sellers, other communication) regarding any actual or possible material violation or material breach of, or material default under, any Contract, which remains uncured. No Seller nor any of its Subsidiaries has waived any of its respective material rights under any Transferred Contract.

5.13 Customers, Contract Manufacturers and Suppliers. No Seller nor any of its Subsidiaries has received any written notice (or to the Knowledge of the Sellers any other notice) from any direct customer, dealer, distributor, reseller, sales representative, or similar representative of Products that is material to the Business to the effect that such Person will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products, or services from Seller and its Subsidiaries relating to the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise). No Seller nor any of its Subsidiaries has received any written notice (or to the Knowledge of the Sellers any other notice) from any supplier, contract manufacturer or original design manufacturer of a Seller or its Subsidiaries that is material to the Business to the effect that such supplier, contract manufacturer or original design manufacturer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price, or otherwise) with respect to, supplying materials, Transferred IPR, products or services to a Seller relating to the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

5.14 Employee Matters.

(a) Section 5.14(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) the positions and rates of compensation of all Business Employees, (ii) the respective title and/or position, place of employment, date of hire, and annual remuneration (including commission and bonus opportunity) of each such Business Employee, and (iii) whether any Business Employees are absent from active employment, including, but not limited to, leave of absence or disability.

(b) Section 5.14(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Persons who, as of the date of this Agreement, are consultants or independent contractors to the Business, together with their material terms and conditions of engagement, including but not limited to, provisions as to notice, remuneration, and emoluments.

(c) Each Seller and its Subsidiaries is, and has at all times been, in compliance in all material respects with all Laws respecting employment, including all applicable federal, state, local, and foreign Laws concerning discrimination and equal opportunity in employment, wages, hours, and working conditions of employment, meal and rest periods, vacations, leaves of absence, employee privacy, worker classification (including the proper classification of workers as exempt from overtime, or independent contractors and consultants), payment of wages (including overtime wages), workers’ compensation, occupational safety and health, workers’ hazardous materials, workplace safety and insurance, layoffs, immigration and employment practices, the payment of social security, employment insurance, statutory deductions and withholdings, and other Taxes, and all reporting and recordkeeping related thereto, that are applicable to the Business, any of the Acquired Assets or the Assumed Liabilities. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by a Seller or its Subsidiaries of, or a failure on the part of a Seller or any of its Subsidiaries to comply with, any Laws respecting employment that are applicable to the Business, any of the Acquired Assets or the Assumed Liabilities.

(d) No Seller nor any of its Subsidiaries, nor, to the Knowledge of the Sellers, any of the Business Employees, are subject to any noncompete, nondisclosure, confidentiality, employment, consulting, or similar agreements relating to, affecting or in conflict with the present activities of the Business, except for agreements between a Seller or any of its Subsidiaries and their present and former employees, consultants, and contractors.

(e) No Seller nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Business Employee, and no such collective bargaining agreement or other union Contract is being negotiated by a Seller or any of its Subsidiaries. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Business Employee. To the Knowledge of the Sellers, there are no current activities or proceedings of any labor union to organize the Business Employees. There is no labor dispute, strike, or work stoppage against a Seller or any of its Subsidiaries pending or, to the Knowledge of the Sellers, threatened which may interfere with the Business. To the Knowledge of the Sellers, no Seller nor any of its Subsidiaries has engaged in any unfair labor practice in connection with the operation of the Business, or been subject to any pending or threatened charge or complaint of unfair labor practice in connection with the operation of the Business, before the National Labor Relations Board and any similar state, local, or foreign agency.

(f) Within the past two (2) years, no Seller has implemented any layoff of any Business Employees, including any Business Employees that would be terminated in connection with the Closing, that could implicate the WARN Act.

(g) Section 5.14(g) of the Seller Disclosure Schedule sets forth the number of Business Employees whose employment was terminated by a Seller during the ninety (90) day period prior to the Closing Date.

(h) All persons who have performed services for a Seller in connection with the Business and have been classified as independent contractors have satisfied the requirements of law to be so classified, and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.

(i) No Business Employee is currently in receipt of or, to the Sellers’ Knowledge, likely to claim under a long term disability or permanent health insurance scheme or policy within the next twelve (12) months.

(j) No Business Employee has instituted any internal grievance procedure, nor has any Business Employee been the subject of disciplinary proceedings in the last twelve (12) months by reason of misconduct or suspected misconduct.

(k) The Closing will not give rise to the payment of any remuneration, payments or benefits, or any enhancements or accelerations thereof to any Business Employee whether in accordance with the standard terms and conditions of employment of such Business Employee or otherwise.

(l) All current and former Employees engaged in the Business have entered into confidentiality agreements in favor of a Seller that remain in effect.

5.15 Employee Benefits Plans.

(a) Section 5.15(a) of the Seller Disclosure Schedule identifies each material Employee Benefit Plan that is sponsored and maintained by a Seller or any of its Subsidiaries for the benefit of the Business Employees (the “Business Employee Benefit Plans”). None of the Sellers has any plan or commitment, whether legally binding or not, to establish any new Business Employee Benefit Plans or Employment Agreement for the benefit of the Business Employees (the “Business Employee Employment Agreements”), to materially modify any Business Employee Benefit Plan or Business Employee Employment Agreement (except to the extent required by law or to conform any such Business Employee Benefit Plan or Business Employee Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to adopt or enter into any Business Employee Benefit Plan or Business Employee Employment Agreement. Each Seller has provided or made available to Buyer, to the extent applicable, complete and correct copies of (i) the plan documents (including any trusts or other agreements that implement such plan), (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Business Employee Benefit Plan subject to ERISA, (iii) the most recent opinion, advisory or determination letter received from the IRS, (iv) the most recent annual report (Form 5500, with all applicable attachments), (v) all related trust agreements, insurance contracts, and other funding arrangements that implement each Business Employee Benefit Plan, and (vi) all material communications to any Employee or Employees relating to any Business Employee Benefit Plan or Business Employee Employment Agreement.

(b) To the Knowledge of the Sellers, each Business Employee Benefit Plan and each funding vehicle related to such Employee Benefit Plan is currently in compliance in all material respects with, and has been, funded, administered, and operated in material compliance with, its terms, the terms of any applicable collective bargaining agreement and all applicable Laws. To the Knowledge of the Sellers, each Business Employee Benefit Plan that is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify and such plan has received an opinion, advisory or determination letter stating that such plan is qualified, and there are no facts that would adversely affect such qualification.

(c) No Seller nor any of their ERISA Affiliates has ever, maintained, established, sponsored, participated in, or contributed to, or had or could have any obligation to any (i) Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) multiple employer plan or to any plan described in Section 413 of the Code, or (iii) Multiemployer Plan. Neither Seller nor its ERISA Affiliates maintains, sponsors, contributes to, or has any liability or potential liability with respect to any employee benefit plan, program, or arrangement that provides for post-retirement medical, life insurance, or other welfare-type benefits (other than health continuation coverage required by COBRA) and neither of the Sellers nor any of their ERISA Affiliates have ever represented, promised or contracted (whether in oral or written form) to any Business Employee (either individually or to Business Employees as a group) that such Business Employee(s) would be provided with post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA) upon their retirement or termination of employment. Each Seller does not now, nor has it ever had the obligation to maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(d) The execution of this Agreement, the sale of the Acquired Assets, and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Business Employee Benefit Plan, Business Employee Employment Agreement, trust, or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, distribution, increase in benefits, or obligation to fund benefits with respect to any Employee.

5.16 Insurance. Section 5.16 of the Seller Disclosure Schedule sets forth a complete and accurate list of all insurance policies maintained by a Seller or any of its Subsidiaries as of the date of this Agreement relating to the Business, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance policies, complete and accurate copies of which have been made available to Buyer. Such policies are in full force and effect and each Seller and its Subsidiaries has complied in all material respects with the provisions of such policies. There is no claim pending relating to the Business or the Acquired Assets under any of such policies as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid by a Seller or one of its Subsidiaries, and each Seller and each applicable Subsidiary is otherwise in compliance with the terms of such policies and has not been denied insurance coverage. Each Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. No Seller has any self-insurance or co-insurance programs relating to the Business. There is no claim under or based upon any insurance policy of a Seller or its Subsidiaries that covers the Business or the Acquired Assets.

5.17 Legal Proceedings.

(a) There is no Action pending, or to the Knowledge of the Sellers, threatened against or affecting a Seller or any of its Subsidiaries that relates to the Business or any of the Acquired Assets, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transactions or any other transaction contemplated by this Agreement or any other Transaction Agreement. To the Knowledge of the Sellers, no event has occurred, and no claim, dispute, or other condition or circumstance exists, that will or would reasonably be expected to, give rise to, or serve as a basis for the commencement of any such Action. To the Knowledge of the Sellers, there is no inquiry or investigation pending or threatened by or before a Governmental Authority against or affecting the Business or any of the Acquired Assets (including any inquiry as to the qualification of the Business, a Seller, or any of its Subsidiaries to hold or receive any license or Permit related to the Business).

(b) There is no Order to which a Seller or any of its Subsidiaries is subject that affects the Business or any of the Acquired Assets.

5.18 Compliance with Laws; Permits.

(a) Each Seller and its Subsidiaries is, and has at all times been, in compliance in all material respects with each Law that is applicable to the Sellers’ conduct of the Business, or any of the Acquired Assets or the Assumed Liabilities. Without limiting the foregoing, each Seller and its Subsidiaries is, and has at all times been, in compliance with all consumer protection Laws, including Laws governing consumer solicitations, consumer credit, the Do-Not-Call Implementation Act of 2003. All data has been collected, stored, and used in compliance with all applicable Laws and can be transferred to Buyer without violation of any such Laws or Seller Privacy Policies. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by a Seller or any of its Subsidiaries of, or a failure on the part of a Seller or any of its Subsidiaries to comply with, any Law that is applicable to the Sellers’ conduct of the Business or any of the Acquired Assets or the Assumed Liabilities. No Seller nor any of its Subsidiaries has received any written notice (or, to the Knowledge of the Sellers, other communication) from any Person regarding any actual or possible violation of, or failure to comply with, any Law that is applicable to the Business, any of the Acquired Assets or the Assumed Liabilities.

(b) Section 5.18(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Permits (i) pursuant to which a Seller or any of its Subsidiaries currently leases, operates, or holds any interest in any Acquired Assets, or (ii) which are required for the operation of the Business as currently conducted or the holding of any such interest. Each Seller and its Subsidiaries has been issued or granted all such Permits, and all such Permits are in full force and effect and constitute all Permits required to permit such

Seller or such Subsidiary to operate or conduct the Business as it is currently conducted and hold any interest in its properties or assets. Each Seller and its Subsidiaries is, and has at all times been, in compliance in all material respects with each such Permit. No Seller nor any of its Subsidiaries has received any written notice (or, to the Knowledge of the Sellers, other communication) from any Governmental Authority regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

5.19 Brokerage Fees. Neither Seller nor any of its Subsidiaries has incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions, or expenses in connection with the Transactions, except for such fees, commissions, and expenses of which will be paid by a Seller.

5.20 Related Party Transactions. (a) No Related Party has, and no Related Party has had, any interest in any material asset used in or otherwise relating to the Business, (b) no Related Party has entered into, or has had any financial interest in any material Contract, transaction or business dealing or involving the Business or the Acquired Assets, and (c) to the Knowledge of the Sellers, no Related Party is competing with the Business. As used herein, “Related Party” shall mean: (i) each individual who is an officer or director of a Seller or any of its Subsidiaries, (ii) each member of the immediate family of each of the individuals referred to in clause (i) above, and (iii) any trust or other Person in which any one of the Persons referred to in clauses (i) and (ii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, or equity interest.

5.21 Credit Support. Section 5.21 of the Seller Disclosure Schedule sets forth a complete and accurate list of all letters of credit, guarantees, surety bonds, or other credit support provided by or arranged by Seller or its Affiliates with respect to the Business and for which Buyer would be reasonably expected to replace letters of credit, guaranties, surety bonds, or other credit support following the Closing.

5.22 Business Practices. No Seller, any of its Subsidiaries, nor any of its respective officers, directors, managers, employees, agents, or representatives, or any Affiliate of or any Person associated with or acting for or on behalf of such Seller or its Subsidiaries in connection with the operation of Business or the ownership of Acquired Assets, has directly or indirectly, acting for or on behalf of such Seller or its Subsidiaries:

(a) made or attempted to make any contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services to (i) obtain favorable treatment for business or Transferred Contracts secured, (ii) pay for favorable treatment for business or Transferred Contracts secured, or (iii) obtain special concessions or for special concessions already obtained, in each of clauses (i), (ii) and (iii) in violation of any requirement of Laws applicable to the Business or the Acquired Assets;

(b) made or attempted to make any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable written policy of a Seller or its Subsidiaries; or

(c) established or maintained any fund or asset for the purpose of making any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any applicable Law or applicable written policy of a Seller or its Subsidiaries and which a Seller, any of its Subsidiaries, or any of its officers, directors, managers or employees has willfully failed to record in the Books and Records. To the extent required by applicable Law, each Seller has established and maintains a compliance program and reasonable internal controls and procedures with respect to the Business and the Acquired Assets that, for all periods prior to the Closing Date, were appropriate to the requirements of anti-corruption and anti-bribery laws.

5.23 Books and Records. Each Seller and its Subsidiaries has made and kept (and given Buyer access to) all Books and Records, which, in reasonable detail, accurately and fairly reflect the activities of the Business. No Seller nor any of its Subsidiaries has engaged in any transaction, maintained any bank account, or used any corporate funds in connection with the Business, except as reflected in its normally maintained Books and Records. The Books and Records have been maintained in accordance with sounds business practices, including the maintenance of an adequate system of internal controls. The minute books of the Business, all of which have been made available to Buyer, contain true and correct records of all meetings held, and actions taken by, the members, the Board, and committees of the Board of each Seller and its Subsidiaries in connection with the Business.

5.24 Complete Copies of Materials. Each Seller has delivered to Buyer true and correct copies (or with respect to oral agreements, written summaries of the same) of each Contract and other document referred to in this Agreement or any of the other Transaction Agreements or that is referred to in the Schedules attached hereto or in the schedules attached thereto.

5.25 Disclosure. None of the representations or warranties made by a Seller (as modified by the Seller Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule, or certificate furnished by a Seller or any of its Subsidiaries pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

6.1 Organization and Good Standing. Each of Buyer and Acquisition Sub is an entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation.

6.2 Authority and Enforceability.

(a) Each of Buyer and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements to which it is or will be a party and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by it pursuant hereto or thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery, and performance by each of Buyer and Acquisition Sub of this Agreement, the other Transaction Agreements to which it is or will be a party, and each certificate and other instrument required to be executed and delivered by it pursuant hereto or thereto, the performance by each of Buyer and Acquisition Sub of its respective obligations hereunder and thereunder, and the consummation by it of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer and Acquisition Sub. The board of directors of each of Buyer and Acquisition Sub has approved this Agreement, the other Transaction Agreements to which Buyer or Acquisition Sub is or will be a party, and the Transactions and the other transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Buyer or Acquisition Sub is necessary to authorize this Agreement or any other Transaction Agreements to which Buyer or Acquisition Sub is or will be a party or to consummate the Transactions on the terms set forth herein and therein.

(b) This Agreement, the other Transaction Agreements to which each of Buyer and Acquisition Sub is or will be a party, and each certificate and other instrument required to be executed and delivered by Buyer and Acquisition Sub pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by Buyer and Acquisition Sub and, assuming the due authorization, execution, and delivery by the Sellers, constitutes (or will constitute) a legal, valid, and binding obligation of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization, or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

6.3 Governmental Approvals. No Governmental Approvals are required on the part of each of Buyer and Acquisition Sub in connection with the execution and delivery of this Agreement, any other Transaction Agreements to which Buyer or Acquisition Sub is or will be a party, or any certificate and other instrument required to be executed and delivered by Buyer or Acquisition Sub pursuant hereto or thereto, the performance by Buyer or Acquisition Sub of its obligations hereunder or thereunder, or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for (a) filings required under, and compliance with any other applicable requirements of, the HSR Act and other Antitrust Laws applicable to the Transactions, and (b) filings or reports required under, and compliance with, applicable federal securities Laws.

6.4 Buyer Common Stock. The Buyer Common Stock included in the Stock Consideration and the Additional Stock Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid, and nonassessable.

6.5 SEC Documents. Buyer has filed all required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2013. All such required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including those that Buyer may file subsequent to the date of this Agreement until the Closing) are referred to herein as the “Buyer SEC Reports.” As of their respective dates, the Buyer SEC Reports (a) were prepared in accordance and complied in all material respects with the requirements of the U.S. Securities Laws applicable to such Buyer SEC Reports, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Buyer’s subsidiaries is required to file any forms, reports or other documents with the SEC.

6.6 Absence of Buyer Material Adverse Effect. Since the date of the latest Buyer SEC Report, there has not occurred a Buyer Material Adverse Effect or any change, fact, circumstance, condition, event or effect, or combination of changes, facts, circumstances, conditions, events, or effects, that individually or in the aggregate would reasonably be expected to have a Buyer Material Adverse Effect.

6.7 Buyer Financial Statements. The financial statements of Buyer included in the Buyer SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments).

6.8 Brokerage Fees. Neither Buyer nor Acquisition Sub has incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions, or expenses in connection with the Transactions, except for such fees, commissions and expenses of which will be paid by Buyer.

ARTICLE 7

INTERIM CONDUCT OF BUSINESS

7.1 Conduct of Business. Except as expressly contemplated by this Agreement, as set forth in Section 7.1 of the Seller Disclosure Schedule, or as Buyer may otherwise consent in writing, at all times from the date of this Agreement until the earlier to occur of the Closing or the valid termination of this Agreement in accordance with the terms hereof, Parent and PES shall and shall also cause each of its Subsidiaries to:

(a) operate the Business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted;

(b) take all reasonable steps to preserve and protect the Acquired Assets in good working order and condition, ordinary wear and tear excepted;

(c) comply with all requirements of Law, Orders, and material contractual obligations applicable to the operation of the Business;

(d) use commercially reasonable efforts to preserve intact the Business, keep available the services of the Business’s officers, employees, and agents and maintain the Business’s current relations and good will with suppliers, customers, licensors, landlords, creditors, employees, agents, and others having business relationships with the Business, including by promptly paying all amounts owing to such Persons as and when such amounts are due (other than amounts being disputed in good faith);

(e) continue in full force and effect all insurance coverage pertaining to the Business or the Acquired Assets that are in effect as of the date of this Agreement or obtain substantially equivalent policies;

(f) confer with Buyer prior to implementing Business operational decisions that materially impact the Business report periodically to Buyer concerning the status of the Business; and

(g) maintain the Books and Records in ordinary course of business consistent with past practice.

7.2 Restrictions on Business. Except as expressly contemplated by this Agreement, as set forth in Section 7.2 of the Seller Disclosure Schedule, or as Buyer may otherwise consent in writing, at all times from the date of this Agreement until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, each Seller shall not and shall ensure that its Subsidiaries do not take any of the following actions with respect to the Business, the Acquired Assets or the Assumed Liabilities:

(a) other than in the ordinary course of business consistent with past practice, enter into any Material Contract that would be required to be disclosed in Section 5.12(a) of the Seller Disclosure Schedule had it been entered into prior to the date of this Agreement;

(b) enter into any Contract restricting in any material respect the operation of the Business;

(c) modify or amend in any material respect or terminate any Material Contract, other than pursuant to the expiration of a Material Contract in accordance with its terms;

(d) other than in the ordinary course of business, directly or indirectly engage in any transaction, arrangement or contract with any officer, director, stockholder, member, or other insider or Affiliate of any Seller relating to the Business;

(e) sell, lease, license, transfer, or otherwise dispose of or encumber any Acquired Assets, or grant or otherwise create or consent to the creation of any Lien, easement, covenant, restriction, assessment, or charge affecting any Acquired Assets or any part thereof;

(f) sell, transfer, or otherwise dispose of, lease, license, or otherwise distribute any Transferred IPR or grant or otherwise create or consent to the creation of any Lien, covenant, restriction, or assessment affecting any Transferred IPR or any part thereof;

(g) enter into any material financing or guarantee arrangement, agreement, or undertaking with any customer of the Business or any financial institution, leasing company, or similar business that permits recourse to Buyer or any of its Subsidiaries which would constitute an Assumed Liability;

(h) cancel, compromise, release, or assign any Indebtedness owed to the Business or any claims held by the Business, in each case except as relates to Excluded Assets;

(i) (i) incur any Indebtedness or guarantee any Indebtedness or guarantee any Indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person, or (ii) enter into any arrangements having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, any other Person, in each case of clause (i) or (ii) as would impose any Liability or obligation on Buyer or the Business or the Acquired Assets to be conveyed at Closing to Buyer;

(j) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any Tax claim or assessment, file any amended Tax Return, any material Tax Return, or any claim for Tax refund, or extend or waive the limitation period applicable to any Tax claim or assessment, in each case to the extent that it would affect the Acquired Assets or the Business after the Closing;

(k) grant any severance, change-in-control, termination pay, or similar pay benefits (in cash or otherwise) to any Business Employee, including any officer, except as required under the terms of any pre-existing employment agreement or arrangement disclosed in the Seller Disclosure Schedule;

(l) adopt, establish, enter into, amend, or terminate any Business Employee Benefit Plan or any Business Employee Employment Agreement, agree to pay any special bonus or special remuneration to any Business Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Business Employee, except as required under applicable Law or the terms of any pre-existing employment agreement or arrangement disclosed in the Seller Disclosure Schedule;

(m) implement any facility closing or other layoff of any Business Employees that could implicate the WARN Act, including due to aggregation with any prior layoff;

(n) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(o) disclose any Confidential Information to any Person (other than to Buyer and its Affiliates and other than in the ordinary course of business in circumstances in which reasonable confidentiality restrictions have been imposed), or abandon or permit to lapse any Transferred IPR;

(p) except as relates to Excluded Assets or in the ordinary course of business consistent with current practice, take or omit to take any action that has or would reasonably be expected to have the effect of accelerating sales to customers or revenues of the Business to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods;

(q) alter, amend, modify, violate, or terminate any of the terms of any Leases, enter into any agreement to purchase or sell any interest in Real Property, grant any security interest in any Leased Real Property, enter into any lease, sublease, license or other occupancy agreement with respect to any Leased Real Property, or relocate or permit any of its Subsidiaries to relocate any Transferred Employees to other Leased Real Property or any other employees or parties into the Leased Real Property;

(r) fail to make any capital expenditures or commitment therefore as set forth in Section 7.2(r) of the Seller Disclosure Schedule or make any capital expenditures or commitments;

(s) except as relates to Excluded Assets, compromise, settle, or waive any material claims or rights of the Business;

(t) except as relates to Excluded Assets, commence any Action relating to the Business or the Acquired Assets other than (i) for the routine collection of amounts owed, or (ii) in such cases where the failure to commence litigation could have a Business Material Adverse Effect, provided that the Sellers shall consult with Buyer prior to filing such litigation; or

(u) take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 7.2(a) through Section 7.2(t), inclusive.

ARTICLE 8

COVENANTS OF PARTIES

8.1 Commercially Reasonable Efforts. On the terms and subject to the conditions set forth in this Agreement, each of Buyer, Acquisition Sub, and the Sellers shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to (a) cause the conditions precedent set forth in Section 3.4 to be satisfied as soon as practicable after the date of this Agreement, (b) obtain all necessary or appropriate consents, waivers, and approvals under any Transferred Contracts in connection with this Agreement and the consummation of the Transactions and the other transactions contemplated by this Agreement and the other Transaction Agreements so as to maintain and preserve the benefits under such Transferred Contracts following the consummation of the Transactions and the other transactions contemplated by this Agreement and the other Transaction Agreements, (c) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any), (d) prepare, execute, and deliver any additional certificates and other instruments that are necessary to consummate the Transactions and to fully carry out the purpose and intent of this Agreement and the other Transaction Agreements, and (e) obtain the consents, waivers, approvals, authorizations and notices identified on Schedule 3.4(a)(iii). Notwithstanding anything to the contrary herein, if the lessor or licensor under any Lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Sellers shall be solely responsible for making all such payments or providing all such additional security.

8.2 Regulatory Filings.

(a) Without limiting the generality of the foregoing provisions of Section 8.1, as soon as reasonably practicable following the execution and delivery of this Agreement, each of Buyer and the Sellers shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this

Agreement and the other Transaction Agreements and the transactions contemplated hereby (including the Transactions) and thereby as required by the HSR Act. Each of Buyer and the Sellers shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ, and (iv) share equally all fees incurred in connection with filings made in connection with this Section 8.2(a). Each Party shall promptly inform the other Party or Parties, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Transactions) or any of the other Transaction Agreements. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Transactions) or any of the other Transaction Agreements, then such party shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(b) Without limiting the generality of the foregoing provisions of Section 8.1, promptly after execution of this Agreement and prior to the Closing, each Seller will use commercially reasonable efforts, at such Seller’s expense, to transfer to Buyer and its Subsidiaries (effective as of the Closing) all Permits held by such Seller and relating to the Business and the Acquired Assets on the date of this Agreement, and Buyer will cooperate with the Sellers in assisting with such transfers or applications. Prior to the Closing, the Sellers shall have initiated the transfer or application process, as applicable, in respect of each such Permit subject to Buyer’s having cooperated with such efforts. For a period of one (1) year after the Closing, subject to Buyer’s cooperation with such efforts, the Sellers shall, at the Sellers’ expense, use commercially reasonable efforts to complete the transfer or application process for all such Permits that were not transferred to or obtained for Buyer and its Subsidiaries prior to the Closing as quickly as commercially practicable.

(c) Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that (i) neither Buyer nor the Sellers shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, and (ii) neither Buyer nor the Sellers shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license, or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer or any of its Affiliates or any Seller or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Buyer or any of its Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the Business or any of the Acquired Assets or any limitation or regulation on the ability of Buyer or any of its Affiliates to exercise full rights of ownership of the Business and the Acquired Assets.

8.3 Access to Information. During the period from the date of this Agreement and prior to the earlier of the Closing or the termination of this Agreement, except as otherwise prohibited by applicable Law (it being understood and agreed that the Parties shall use their commercially reasonable efforts to cause any information that is withheld pursuant to applicable Law to be provided or made available in a manner that is not prohibited by applicable Law), each Seller shall afford Buyer and its accountants, counsel, and other representatives, reasonable access (subject to advance notice and Buyer’s non-interference with the Business) during such Seller’s normal business hours to (a) all of the assets, properties, Books and Records, Contracts, Permits, commitments, documents, and personnel of such Seller and its Subsidiaries that are related to the Business (but only to the extent applicable to the Business), and (b) all other information concerning the business, properties, and personnel (subject to restrictions imposed by applicable Law) of such Seller and its Subsidiaries that are related to the Business as Buyer may reasonably request. No information or knowledge obtained by Buyer in any investigation conducted pursuant to this Section 8.3 shall be deemed to affect or modify, amend, or supplement any representation or warranty set forth herein or the Seller Disclosure Schedule, or the conditions to the obligations of the Parties to consummate the Transactions in accordance with the terms and conditions hereof, or the remedies available to the Parties hereunder.

8.4 Notification of Certain Matters.

(a) Parent shall promptly notify Buyer of (i) the occurrence or non-occurrence of any event that would reasonably be expected to cause any representation or warranty of the Sellers set forth in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (ii) any failure of Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder in any material respect, and (iii) the occurrence or failure of any event, that, individually or in the aggregate, results in or is reasonably likely to result in, a Business Material Adverse Effect.

(b) Buyer shall promptly notify Parent of (i) the occurrence or non-occurrence of any event that would cause any representation or warranty of Buyer set forth in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect, and (iii) the occurrence or failure of any event, that, individually or in the aggregate, results in or is reasonably likely to result in, a Buyer Material Adverse Effect.

(c) The delivery of any notice pursuant to this Section 8.4 shall not be deemed to affect or modify, amend, or supplement any representation or warranty set forth herein or the Seller Disclosure Schedule, or the conditions to the obligations of the Parties to consummate the Transactions in accordance with the terms and conditions hereof, or the remedies available to the Parties hereunder.

8.5 Confidentiality.

(a) Buyer and the Sellers acknowledge and agree that the existence of this Agreement (including the Seller Disclosure Schedule) and the other Transaction Agreements, and the terms and conditions hereof and thereof, shall constitute “Confidential Information” under and within the meaning of the Mutual Nondisclosure Agreement, dated as of June 20, 2013, by and between Buyer and PES (the “Confidentiality Agreement”) except with respect to and subject to Buyer’s obligation to comply with applicable U.S. Securities Laws and the rules of the NASDAQ Global Market.

(b) After the Closing (and, with respect to the terms and conditions of this Agreement, at all times after the Closing), unless required by Law or Order to disclose any Business Confidential Information or as explicitly permitted by Section 8.7, each Seller agrees not to use or disclose at any time (and shall cause each of its Subsidiaries and controlled Affiliates not to use or disclose at any time) any Business Confidential Information, provided, subject to Section 11.1, that the forgoing shall not limit the Sellers or their Affiliates or successors or assigns from continuing to use any Shared Technology or any other Technology that is not solely used in the Business, in the continuation of their retained businesses. In the event a Seller or any of its controlled Affiliates are required by Law or Order to disclose any Business Confidential Information, such Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Seller and its controlled Affiliates shall cooperate with Buyer to preserve the confidentiality of such information consistent with such applicable Law or Order. For all purposes of and under this Agreement and subject to the remainder of this clause, the term “Business Confidential Information” shall mean all information to the extent solely related to the Business (i) of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), or (ii) which is information that a reasonable person would, in light of the nature of the information, consider to be confidential and proprietary to the Business, including the following: (A) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, and accounting and business methods), (B) identities of, individual requirements of, specific contractual arrangements with, and information about, the Business and its suppliers, customers, independent contractors, or other business relations and their confidential information, (C) trade secrets, proprietary know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data, and databases relating thereto, and (D) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable). Nothing in this Section 8.5(b) is intended to prevent a Seller or any Affiliate from exercising any of its rights under Article 4, or fulfilling its obligations under the Transition Services Agreement, provided that such Seller protects the confidentiality of Business Confidential Information as required by this Section 8.5(b) and complies with Section 11.1. Business Confidential Information does not include information that is or later becomes publicly known or known in the trade or industry other than as a result of disclosure in violation of this Section 8.5.

8.6 Exclusivity. Each Seller shall not, and shall cause its Subsidiaries and its and their respective Affiliates, representatives, officers, employees, directors, managers, and agents not to, directly or indirectly, (a) solicit, initiate, entertain, encourage, or accept the submission of any proposal or offer from any Person (other than Buyer and its Affiliates) relating to the direct or indirect acquisition of the Business or any portion of the Acquired Assets, (b) participate in any discussions or negotiations (and as of the date of this Agreement, each Seller shall immediately cease any discussions or negotiations that are ongoing) regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third party to do or seek any of the foregoing, or (c) furnish any confidential information regarding the Business or the Acquired Assets to any third party. Each Seller will notify Buyer promptly, and in any event within 24 hours, if any third party makes any proposal, offer, inquiry or contact with respect to any of the foregoing (including the terms thereof and the identity of such third party subject to applicable Law). Each Seller shall be deemed to have breached the terms of this Section 8.6 if any of its Subsidiaries or any of its or their respective Affiliates, representatives, officers, employees, directors, managers, or agents takes any action, whether in his or her capacity as such or in any other capacity, that is prohibited by this Section 8.6.

8.7 Public Statements. Except as required by Law, the Sellers shall not, without the prior written consent of Buyer, directly or indirectly make or issue any statement or other communication to the public or any third party regarding the subject matter of this Agreement or any of the other Transaction Agreements, or the terms and conditions hereof or thereof, including, if applicable, the termination of this Agreement and the reasons therefor, or any disputes or arbitration proceedings hereunder or thereunder.

8.8 Record Retention. Each Party agrees, on behalf of itself and its controlled Affiliates, that for a period of not less than six (6) years following the Closing Date, it shall not destroy or otherwise dispose of any of the Books and Records relating to the Acquired Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each Party shall have the right to destroy all or part of such Books and Records after the sixth (6th) anniversary of the Closing Date or, at an earlier time by giving each other Party twenty (20) days’ prior written notice of such intended disposition and by offering to deliver to the other party, at the other Party’s expense, custody of such Books and Records as such first party may intend to destroy. Notwithstanding the foregoing, immediately after the Closing (or at such later time as required under the terms and provisions of the Transition Services Agreement), the Sellers shall deliver to Acquisition Sub or destroy copies of Transferred Technology in the Sellers’ possession that are in addition to copies delivered to Acquisition Sub as part of the Closing, whether such copies are in paper form, on computer media or stored in another form; provided, however, that (a) the Sellers and their Subsidiaries are entitled to possess such copies to the extent expressly permitted by this Agreement, (b) the Sellers and their Subsidiaries may retain and use copies of financial books and records relating to the Business, and (c) Sellers and their Subsidiaries may also retain any copies of Transferred Technology that reside on back-up, archival or disaster recovery systems where such copies are co-mingled with other non-transferred property or kept in such a manner that it is burdensome to locate, separate or extract such copies without undue expense or effort, until they are destroyed in accordance with the applicable retention and purge policies, provided such copies are not used for production purposes.

8.9 Bulk Sales. It will not be practicable to comply or to attempt to comply with the procedures of the Uniform Commercial Code or other bulk sales laws or similar laws of the jurisdiction in which the Acquired Assets to be conveyed hereby are situated or of any other jurisdictions which may be asserted to be applicable to the transaction contemplated hereunder, and the Parties believe that it is not clear that any such laws are applicable to such transaction. Accordingly, to induce Buyer to waive any requirement for compliance on the part of the Sellers with the procedures of any such laws, the Sellers hereby agree to indemnify and hold harmless the Buyer Indemnified Parties, in accordance with the provisions of Article 13, from and against, and to compensate and reimburse the Buyer Indemnified Parties, in accordance with the provisions of Article 13, for, any and all Losses arising out of or resulting from the failure of the Sellers to comply with or perform any actions in connection with the provisions of any such law of any states or jurisdictions applicable to the transaction contemplated by this Agreement.

8.10 Business Relationships; Payments.

(a) Until the Closing (and except as otherwise provided in the Transition Services Agreement), each Seller shall cooperate with Buyer in Buyer’s efforts to continue and maintain for the benefit of Buyer those business relationships of the Business existing prior to the Closing, including relationships with customers, suppliers and others.

(b) After the Closing, each Party shall, and shall cause its Subsidiaries to, as promptly as practicable, deliver, and if necessary endorse over to the other Party, any mail, cash, checks or other instruments of payment such Party or any of its Subsidiaries receive to which the other Party is entitled to in accordance with this Agreement and shall hold such cash, checks or other instruments of payment in trust for the other Party until such delivery.

8.11 Board Matters. Promptly following the Closing, Buyer shall recommend to its Nominating and Corporate Governance Committee (the “Nominating Committee”) that the Person listed on Schedule 8.11 (the “Nominee”) be invited to join Buyer’s board of directors (the “Buyer Board”). If the Nominating Committee recommends to the Buyer Board that the Nominee be appointed to the Buyer Board, the Buyer Board shall consider such recommendation. If the Nominee shall be invited to join the Buyer Board, and upon the Nominee’s acceptance of such invitation, Buyer shall, and shall cause the Buyer Board to, take all necessary actions to appoint the Nominee as a member of the Buyer Board.

8.12 Sale of Shares. The Parties acknowledge and agree that the shares of Buyer Common Stock issuable to the Sellers in the Transactions shall constitute “restricted securities” within the meaning of Rule 144 of the Securities Act and will be issued in a private placement transaction in reliance upon the exemption from the registration and prospectus delivery requirements of Section 5 of the Securities Act afforded by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The certificates evidencing the shares of Buyer Common Stock to be issued in the Transactions shall bear appropriate legends to identify such privately placed shares as being “restricted securities” under the Securities Act to comply with state and federal securities laws and, if applicable, to notice the restrictions on transfer of such shares.

8.13 Exclusive Commercial Relationship.

(a) Each Seller shall take the actions and have the obligations as set forth on Schedule 8.13. In the event that the Sellers or their Affiliates do not satisfy the requirements contemplated by Schedule 8.13(f), then the Sellers shall as promptly as practicable after the end of the time period contemplated in Schedule 8.13(f), and in any event within thirty (30) days after the end of such period, deliver and/or pay to Buyer Fifteen Million Dollars ($15,000,000) (the “Commercial Fee Amount”) by (i) delivery of shares of Buyer Common Stock equal to the Commercial Fee Amount divided by the Escrow Price (as defined in the Escrow Agreement), and (ii) to the extent that the Parent Holders do not own Buyer Common Stock sufficient to satisfy the entire Commercial Fee Amount, by wire transfer of immediately available funds to such extent to an account or accounts designated in writing by Buyer.

(b) In the event that Buyer shall receive the Commercial Fee Amount, the receipt of such Commercial Fee Amount shall be deemed to be liquidated damages for all Losses incurred by Buyer in connection with (i) any breach or inaccuracy of the representations or warranties set forth in Section 5.1(d)

(solely as Section 5.1(d) relates to this Section 8.13 and the corresponding actions and obligations on Schedule 8.13) and Section 5.3(b), and (ii) any breach of this Section 8.13 (and the corresponding actions and obligations on Schedule 8.13 only) (collectively, the “Excluded 8.13 Items”) and, except for claims arising out of fraud or intentional misrepresentation, Buyer shall not be entitled to bring or maintain any Action or Indemnification Claim arising under the Excluded 8.13 Items.

(c) In the event that the Sellers or their Affiliates do satisfy the requirements contemplated by Schedule 8.13(f), then from the time the requirements contemplated by Schedule 8.13(f) are satisfied Buyer and the Buyer Indemnified Parties shall be entitled to indemnification under Article 13 with respect to any non-fulfillment or breach by Sellers of this Section 8.13 (and the corresponding actions and obligations on Schedule 8.13), provided, however, that the Buyer Indemnified Parties shall not be entitled to bring or maintain any Action or Indemnification Claim in respect of any breach or inaccuracy of the representations or warranties set forth in Section 5.1(d) (solely as Section 5.1(d) relates to this Section 8.13 and the corresponding actions on Schedule 8.13 only) and Section 5.3(b).

8.14 Membership Interest Transfer Agreement. Prior to the Closing, the Parties shall negotiate in good faith the terms, including representations, warranties, covenants, indemnities, and closing conditions, of an agreement providing for the transfer (for no additional consideration) of all of the membership interests in PEF to Buyer or a Subsidiary of Buyer (as directed by Buyer) on commercially reasonable terms mutually acceptable to Buyer and the Sellers (the “MITA”), which MITA, if executed, shall be deemed a Transaction Agreement. The closing of the transactions contemplated by the MITA shall be referred to herein as the “MITA Closing”.

ARTICLE 9

EMPLOYEE MATTERS

9.1 Offered Employees. Prior to the Closing, the Chief Executive Officer of each of Parent and of Buyer shall mutually agree on a minimum list of Business Employees other than any Leave Employees to be offered employment with Buyer by Buyer (the “Offered Employees”). The Sellers shall provide all reasonable assistance to Buyer and its Subsidiaries in connection with the offers of employment to the Offered Employees contemplated by the preceding sentence. Those Offered Employees who accept employment from Buyer or one of its Subsidiaries pursuant to the offers of employment made pursuant to this Section 9.1 and commence employment with Buyer or one of its Subsidiaries as of the Closing (or such later date with respect to the Leave Employees), shall be referred to herein collectively as “Transferred Employees.”

9.2 Seller Employment-Related Retained Liabilities. The Sellers shall indemnify and hold harmless the Buyer Indemnified Parties from and against, and shall compensate and reimburse the Buyer Indemnified Parties for, any and all Losses (including, for the avoidance of doubt, any and all employment termination, severance or similar liabilities) arising from or associated with or in connection with any Offered Employee who declines to accept such offer of employment.

9.3 No Third Party Beneficiaries. The Parties acknowledge and agree that all provisions set forth in this Article 9 or any other provision of this Agreement with respect to Business Employees are included for the sole benefit of the respective Parties and shall not create any right (a) in any other Person, including any Business Employees, former Business Employees, any participant in any Employee Benefit Plan or any beneficiary thereof, (b) to continued employment, either before or after the Closing, with any of the Sellers, Buyer or any of their respective Subsidiaries, or (c) to be construed to modify, amend or establish any benefit plan, program or arrangement or in any way affect the ability of the Parties or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements

ARTICLE 10

TAX MATTERS

10.1 Tax Returns. The Sellers shall prepare, or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns of or with respect to the Acquired Assets or the Business that (i) are required to be filed on or prior to the Closing Date, or (ii) cover any period ending on or prior to the Closing Date, whether required to be filed prior to, on or after the Closing Date. Such Tax Returns shall be prepared in accordance with applicable law and consistent with the Sellers’ past practices. During a reasonable period prior to filing, the Sellers shall permit Buyer to review and comment on each such Tax Return to the extent that Buyer could be liable for the Taxes reflected thereon as a successor or otherwise by operation of law, and shall consider in good faith Buyer’s reasonable comments. Buyer shall prepare, or cause to be prepared, and shall timely file or cause to be timely filed, all other Tax Returns of or with respect to the Acquired Assets or the Business. To the extent that the Party responsible pursuant to this Agreement for filing a Tax Return (the “Filing Party”) is required to remit any Taxes that the other Party is responsible pursuant to this Agreement to pay (the “Paying Party”), the filing Party shall provide a copy of the proposed Tax Return to the Paying Party prior to filing, and the Paying Party shall pay to the Filing Party any such Taxes within ten (10) days after receipt of reasonably satisfactory evidence of the amount of such Taxes.

10.2 Responsibility for Pre-Closing Taxes. Notwithstanding anything to the contrary in this Agreement, the Sellers shall be solely responsible for and shall timely pay any and all Taxes that are Excluded Liabilities. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the real, personal and intangible property Taxes (“Property Taxes”) with respect to the Acquired Assets or the Business that are allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period.

10.3 Purchase Price Allocation. The Parties acknowledge and agree that the Transaction will be fully taxable for income tax purposes. At least twenty (20) days prior to the Closing Date, Buyer and the Sellers will agree in writing with respect to the preliminary allocation of the Purchase Price to be paid pursuant to Article 3 among the Sellers and their Subsidiaries based on the fair market value of the Acquired Assets to be transferred by each of them. Within ninety (90) days after the Closing Date, Buyer shall deliver to the Sellers an allocation of the Purchase Price to be paid pursuant to the terms of Article 3 (including any Assumed Liabilities (and, if the MITA Closing occurs, the liabilities of PEF) to the extent properly taken into account for income tax purposes) among the Acquired Assets (and, if the MITA Closing occurs, the assets of PEF) and the covenants set forth in Article 10 in accordance with Section 1060 of the Code (the “Allocation”). Buyer and the Sellers will cooperate in good faith for a period of thirty (30) days thereafter to reach an agreement with respect to the Allocation. Any disputes regarding the Allocation shall be resolved by a nationally recognized accounting firm mutually acceptable to Buyer and the Sellers, the costs of which shall be borne equally by Buyer on one hand and the Sellers on the other. The Allocation shall be adjusted to reflect any adjustments to the Purchase Price. The Allocation as agreed to by the Parties or as finally determined by such accounting firm shall be referred to as the “Final Allocation.” Buyer and the Sellers agree to report and to cause each of their respective Affiliates to report the transactions contemplated in this Agreement in a manner consistent with the Final Allocation for all Tax purposes, and none of them will take any position or cause their respective Affiliates to take any position inconsistent therewith in any Tax Return, in any litigation, or otherwise, unless otherwise required by applicable Law. Buyer and the Sellers shall promptly notify the other parties in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Final Allocation.

10.4 Cooperation; Tax Contests. The Sellers and Buyer shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns of or with respect to the Acquired Assets or the Business, and in connection with any audit, litigation or other proceeding with respect to Taxes relating or attributable thereto for any Pre-Closing Tax Period (each, a “Tax Contest”). Such cooperation shall include retention and provision of records and information that are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a reasonable and mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Any Tax Contest shall be considered a Third Party Claim governed by Section 13.5.

10.5 Transfer Taxes. All sales, use, transfer, value-added, goods and services, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees (“Transfer Taxes”) resulting from the transactions contemplated by this Agreement shall be borne by the Sellers. The Sellers shall prepare or cause to be prepared and shall timely file or cause to be timely filed any Tax Returns required to be filed in connection with such Transfer Taxes at their own expense.

ARTICLE 11

NON-COMPETITION; NON-SOLICITATION

11.1 Non-Competition.

(a) Each of the Sellers acknowledges and agrees that Buyer would be irreparably damaged if a Seller were to provide services to or otherwise participate in a Competing Business and that any such competition by a Seller (or its Affiliates) would result in a significant loss of goodwill by Buyer. Each of the Sellers further acknowledges and agrees that the covenants and agreements set forth in this Article 11 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if a Seller breached the provisions of this Section 11.1. Therefore, each of the Sellers agrees, in further consideration of the amounts to be paid hereunder for the Acquired Assets and the goodwill of the Sellers sold by the Sellers that at all times until the fifth (5th) anniversary of the Closing Date, it shall not, and shall cause its Affiliates not to, directly or indirectly, engage in, conduct, manage, operate, own, control, participate in the management of (whether as an officer, director, employee, partner, agent representative or otherwise) or consult with a Competing Business in the Competing Territory or any portion thereof, provided that the foregoing shall not preclude the ownership by the Sellers and their Affiliates of less than two percent (2%) of the outstanding securities of any publically traded company, provided, further, that the restrictions in this Section 11.1(a) shall not prohibit or restrict the Sellers’ performance, satisfaction or fulfillment of ongoing service or warranty obligations under any of the Specifically Excluded Contracts under which Seller has ongoing service or warranty obligations. Each of the Sellers acknowledges that the Business has been conducted or is presently proposed to be conducted throughout the Competing Territory and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Business being sold by the Sellers pursuant to this Agreement.

(b) Buyer agrees that at all times until the fifth (5th) anniversary of the Closing Date, it shall not, and shall cause its Subsidiaries not to, directly or indirectly, share or otherwise provide any third party who is in the consumer lending and financing business with access to the Customer DB.

11.2 Non-Solicitation.

(a) So long as the employment of the Key Employees by Buyer and its Affiliates has not been terminated, each of the Sellers agrees that, until the fifth (5th) anniversary of the Closing Date, without the prior written consent of Buyer, it shall not (and shall cause its Subsidiaries and Affiliates not to) directly, or indirectly through another Person, (a) induce or attempt to induce to leave employment, or hire any Transferred Employee, or (b) hire any person who was an employee of the Business at any time during the six (6) month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 11.2 that any such hiring within such six-month period is in violation of clause (a) above); provided, however, that non-directed newspaper or internet help wanted advertisements and search firm engagements shall not be considered solicitations hereunder.

(b) If the employment of the Key Employees by Buyer and its Affiliates has been terminated, each of the Parties agrees that, until the second (2nd) anniversary of such termination, without the prior written consent of Parent, in the case of the Sellers, or Buyer, in the case of Buyer or Acquisition Sub, it shall not (and shall cause its Subsidiaries and Affiliates not to) directly, or indirectly through another Person, induce or attempt to induce to leave employment, or hire any Employee of any of the applicable Parties; provided, however, that non-directed newspaper or internet help wanted advertisements and search firm engagements shall not be considered solicitations hereunder.

(c) For so long as each of the Sellers has continuing obligations under Section 11.1, call on, solicit or service any customer, supplier, licensee, licensor or other third party with a business relationship with the Business (including any Person that was a customer, supplier or other third party with a potential business relationship with the Business at any time during the twelve (12) month period immediately prior to such call, solicit or service) with the intent to induce or attempt to induce such Person to cease doing business with the Business, or in any way interfere with the business relationship between any such customer, supplier, licensee, licensor or other third party and the Business (including making any negative statements or communications about the Business) in a manner harmful to the Business.

11.3 Severability. If, at the time of enforcement of the covenants contained in Section 8.5 and this Article 11 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. The Sellers have consulted with legal counsel regarding the Restrictive Covenants and based on such consultation have determined and hereby acknowledge that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Sellers made by Buyer hereunder. The Sellers further acknowledge and agree that the Restrictive Covenants are being entered into by it in connection with the sale by the Sellers of the Acquired Assets and the goodwill of the Business pursuant to this Agreement and not directly or indirectly in connection with Sellers’ employment or other relationship with Buyer.

ARTICLE 12

PRE-CLOSING TERMINATION

12.1 Pre-Closing Termination. Subject to the terms of Section 12.2, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written agreement of Buyer and the Sellers;

(b) by either Buyer or the Sellers, if the Closing shall not have occurred on or before 11:59 p.m. (Pacific time) on November 13, 2013; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Buyer or the Sellers, if:

(i) a Governmental Authority shall have enacted, issued or promulgated a Law that has the effect of rendering the Transactions illegal; or

(ii) a Governmental Authority shall have issued an Order prohibiting the Transactions that has become final and nonappealable;

(d) by Buyer (provided that Buyer is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of the Sellers set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.4(b) would not be satisfied at the Closing and such breach has not been cured within twenty (20) Business Days after written notice thereof to the Sellers; or

(e) by the Sellers (provided that the Sellers are not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.4(c) would not be satisfied at the Closing and such breach has not been cured within twenty (20) Business Days after written notice thereof to Buyer.

12.2 Effect of Pre-Closing Termination. In the event of the valid termination of this Agreement in accordance with the terms of Section 12.1, this Agreement shall thereupon and forthwith become void and of no further force or effect whatsoever, and there shall be no liability or obligation on the part of Buyer, the Sellers or their respective Affiliates or representatives in connection herewith; provided, however, that no such termination shall relieve any Party from liability resulting from or arising out of any willful and intentional breach of such Party’s representations, warranties, covenants or agreements set forth herein or impair the right of any Party to compel specific performance by the other Party of its obligations under this Agreement; and provided further that the provisions of Section 8.5 (Confidentiality), Section 8.7 (Public Statements), this Section 12.2 and Article 15 shall remain in full force and effect and survive any termination of this Agreement under the terms of Section 12.1.

ARTICLE 13

POST-CLOSING INDEMNIFICATION

13.1 Survival of Representations and Warranties. If the Transactions are consummated, (a) the representations and warranties of the Sellers set forth in the Transaction Agreements (other than the Seller Fundamental Representations) shall survive the Closing and remain in full force and effect until 11:59 p.m. (California time) on the first anniversary of the Closing Date, (b) the representations and warranties of Buyer set forth in the Transaction Agreements shall survive the Closing and remain in full force and effect until the earlier to occur of (x) all of the Stock Consideration and Additional Stock Consideration shall have been sold by the Sellers and Parent Holders or (y) 11:59 p.m. (California time) on the first anniversary of the Closing Date, and (c) the Seller Fundamental Representations shall survive the Closing and remain in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations (the periods referred to in clauses (a), (b) and (c), the “Survival Period”); provided, however, that in the event that any Buyer Indemnified Party shall deliver a Claim Certificate to the Representative setting forth a claim for indemnification, compensation or reimbursement under this Article 13 in respect of a breach of a representation or warranty of the Sellers set forth in this Agreement or in any agreement, document, certificate or other instrument delivered by or on behalf of the Sellers pursuant to the terms of this Agreement prior to the expiration of the applicable Survival Period, then such representation or warranty shall survive the expiration of the applicable Survival Period and remain in full force and effect solely with respect to such claim until the final resolution thereof. All covenants and agreements contained in this Agreement, the Transaction Agreements or in any agreement, document, certificate or other instrument delivered by pursuant to the terms of this Agreement shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.

13.2 Indemnification.

(a) Subject to the limitations set forth in this Article 13, from and after the Closing, the Sellers, jointly and severally, and each of the Parent Holders severally, in accordance with their respective Indirect Ownership Percentages, shall indemnify and hold harmless Buyer and its Subsidiaries and their respective directors, managers, officers, employees, Affiliates and other Persons who control or are controlled by Buyer or any of its Subsidiaries, and their respective agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against, and shall compensate and reimburse the Buyer Indemnified Parties for, any and all Losses which are directly or indirectly suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise directly or indirectly become subject (regardless of whether or not such Losses relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any breach of or inaccuracy in any of the representations or warranties made by the Sellers in the Transaction Agreements on and as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date and any Action relating thereto (including any Action commenced by any Buyer Indemnified Party for the purpose of enforcing any of its rights under this Article 13);

(ii) any Excluded Liabilities and any Action relating thereto (including any Action commenced by any Buyer Indemnified Party for the purpose of enforcing any of its rights under this Article 13);

(iii) any non-fulfillment or breach of any covenant or other agreement of the Sellers under the Transaction Agreements (other than the Transition Services Agreement) and any Action relating thereto (including any Action commenced by any Buyer Indemnified Party for the purpose of enforcing any of its rights under this Article 13);

(iv) removing any Liens (other than Permitted Liens and Liens that arising after the Closing) on the Acquired Assets and any Action relating thereto (including any Action commenced by any Buyer Indemnified Party for the purpose of enforcing any of its rights under this Article 13);

(v) any allocation or delivery of the Stock Consideration or the Additional Stock Consideration pursuant to an Allocation Letter and any Action relating thereto (including any Action commenced by any Buyer Indemnified Party for the purpose of enforcing any of its rights under this Article 13);

(vi) any Action by any of the Parent Holders related to the Transactions (except in connection with enforcing such Parent Holder’s rights under this Agreement); and

(vii) any non-fulfillment or breach of any covenant or other agreement of the Sellers under the Transition Services Agreement and any Action relating thereto (including any Action commenced by any Buyer Indemnified Party for the purpose of enforcing any of its rights under this Article 13).

(b) Subject to the limitations set forth in this Article 13, from and after the Closing, Buyer shall indemnify and hold harmless each Seller and each of its Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Seller or any of its Subsidiaries, and their respective agents and other representatives (collectively, the “Seller Indemnified Parties”), from and against, and shall compensate and reimburse the Seller Indemnified Parties for, any and all Losses which are directly or indirectly suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise directly or indirectly become subject (regardless of whether or not such Losses relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any breach of or inaccuracy in any of the representations or warranties made by Buyer in the Transaction Agreements on and as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date and any Action relating thereto (including any Action commenced by any Seller Indemnified Party for the purpose of enforcing any of its rights under this Article 13);

(ii) any non-fulfillment or breach of any covenant or other agreement of Buyer under the Transaction Agreements (other than the Transition Services Agreement) and any Action relating thereto (including any Action commenced by any Seller Indemnified Party for the purpose of enforcing any of its rights under this Article 13);

(iii) any Assumed Liabilities and any Action relating thereto (including any Action commenced by any Seller Indemnified Party for the purpose of enforcing any of its rights under this Article 13).

(c) Except in the event of fraud or intentional misrepresentation, from and after the Closing the rights of Buyer and the Sellers, as applicable, to indemnification, compensation or reimbursement under this Agreement shall be the exclusive remedies of the Parties with respect to any breach of, inaccuracy in or nonfulfillment of any representation, warranty, covenant or agreement contained in this Agreement and the other Transaction Agreements (except as otherwise provided in such Transaction Agreements). Notwithstanding the foregoing, the limitations set forth in this Section 13.2(c) shall not apply to any actions to specifically enforce the covenants in this Agreement.

(d) For the purposes of Section 13.2(a)(i) and determining the amount of Losses suffered by a Buyer Indemnified Party as a result of any breach of, inaccuracy in or failure of any representation, warranty, covenant or agreement given or made by the Sellers that is qualified or limited in scope as to materiality or Business Material Adverse Effect or similar concepts, such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.

(e) The right to indemnification, compensation or reimbursement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, inaccuracy in of or compliance with, any representation, warranty, covenant or agreement or by the waiver of any condition. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, compensation or reimbursement based on any such representation, warranty, covenant or agreement. No Buyer Indemnified Party shall be required to show reliance on any representation, warranty, covenant or other agreement in order for such Buyer Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. Buyer and the Sellers each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the Purchase Price that Buyer would have paid in connection with the Transactions.

13.3 Limitations on Indemnification. Except for claims arising out of fraud or intentional misrepresentation:

(a) A (i) Seller Indemnified Party shall not be entitled recover any Losses under Section 13.2(b)(i) in respect of any breach or inaccuracy of any of the representations and warranties made by Buyer in the Transaction Agreements (other than any Buyer Fundamental Representation) and (ii) Buyer Indemnified Party shall not be entitled to recover any Losses under Section 13.2(a)(i) in respect of any breach or inaccuracy of any representations or warranties made by the Sellers in the Transaction Agreements (other than any Seller Fundamental Representation), in each case unless and until the aggregate amount of all Losses is at least Five Hundred Thousand Dollars ($500,000) (the “Basket”), after which the applicable Buyer Indemnified Parties shall be entitled to recover the amount of all of such Losses from the first dollar of such Losses without regard to the Basket.

(b) The maximum aggregate amount of Losses that the Buyer Indemnified Parties shall be entitled to recover:

(i) under Section 13.2(a)(i): (i) in respect of any breach of or inaccuracy in any representations or warranties made by the Sellers (other than any Seller Fundamental Representation) set forth in any Transaction Agreement shall be limited to the amount then available in the Escrow Fund, and (ii) in respect of any breach of or inaccuracy in any Seller Fundamental Representation shall be limited to One Hundred Twenty Million Dollars ($120,000,000);

(ii) for fraud, intentional misrepresentation, or under Sections 13.2(a)(ii) through 13.2(a)(vi) shall be unlimited; and

(iii) under Section 13.2(a)(vii) shall be limited to the amount then available in the Escrow Fund plus the aggregate amounts actually paid by Buyer or Acquisition Sub under the Transition Services Agreement (provided, that notwithstanding anything in the Transition Services Agreement to the contrary, any amounts accrued but unpaid by Buyer owed to the Sellers will be forfeited by the Sellers to the extent necessary to satisfy such recovery).

(c) The maximum aggregate amount of Losses that the Seller Indemnified Parties shall be entitled to recover:

(i) under Section 13.2(b)(i): (i) in respect of any breach of or inaccuracy in any representations or warranties made by Buyer (other than any Buyer Fundamental Representation) set forth in this Agreement shall be limited to Twelve Million Dollars ($12,000,000) as reduced by any Losses recovered by the Seller Indemnified Parties, and (ii) in respect of any breach of or inaccuracy in any Buyer Fundamental Representation shall be limited to One Hundred Sixteen Million Three Hundred Thousand Dollars ($116,300,000); and

(ii) for fraud, intentional misrepresentation or under Sections 13.2(b)(ii) through 13.2(b)(iii) shall be unlimited.

(d) So long as the amount available in the Escrow Fund (calculated for all purpose as if the value of a share of the Buyer Common Stock were equal to (i) the Closing Date Price, if there is no Additional Stock Consideration, or (ii) the Effective Date Price, if there is Additional Stock Consideration) exceeds the aggregate amount of all claims for indemnification, compensation or reimbursement that have been asserted but not resolved, the Buyer Indemnified Parties shall seek to recover amounts in respect of any claims for indemnification, compensation or reimbursement under Section 13.2(a) from the Escrow Fund prior to seeking to recover amounts in respect of such claims directly from the Sellers or Parent Holders; provided, however, that to the extent any amounts are released from the Escrow Fund to any Buyer Indemnified Party with respect to claims for indemnification that are not subject to the limitation set forth in Section 13.3(a), such recovered amounts shall not reduce the amount that the Buyer Indemnified Parties may recover with respect to claims for indemnification, compensation or reimbursement that are subject to the limitation contained in Section 13.3(a).

(e) In determining the amount of Losses for which the Indemnified Party is entitled to indemnification under this Article 13, the gross amount of the indemnification will be reduced by (i) any insurance proceeds actually received by the Indemnified Party (excluding any costs incurred by an Indemnified Party in recovering or seeking to recover any insurance proceeds), and (ii) all amounts actually recovered by the Indemnified Party under contractual indemnities from third Persons; provided, however, that unless required by applicable Law, no Indemnified Party shall have any obligation to seek recover under any insurance policy or from any third party Persons.

13.4 Indemnification Claims.

(a) If a Buyer Indemnified Party believes that it has or may have a right to indemnification, compensation or reimbursement under this Agreement (an “Indemnification Claim”), such Buyer Indemnified Party shall so notify the Representative and the Escrow Agent in a written notice (a “Claim Certificate”), prior to the expiration of the applicable Survival Period (if applicable): (i) stating that such Buyer Indemnified Party has directly or indirectly suffered or incurred any Losses, or reasonably anticipates that it will directly or indirectly suffer or incur any Losses, for which it is entitled to indemnification, compensation or reimbursement under this Agreement, (ii) a brief description in reasonable detail (to the extent available to such Buyer Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Buyer Indemnified Party’s good faith belief thereof, and (iii) the basis for indemnification, compensation or reimbursement under this Agreement to which such item of Losses is related.

(b) In the event that the Representative shall seek to contest any individual items of Losses set forth in a Claim Certificate, the Representative shall so notify the Buyer Indemnified Party in writing within thirty (30) days after receipt of such Claim Certificate, which notice shall set forth a brief description in reasonable detail of the Representative’s basis for objecting to each item of Loss. In the event that the Representative shall fail to object to any items of Loss set forth in a Claim Certificate within the first twenty-five (25) days of the foregoing thirty-day period, the Buyer Indemnified Party may re-send the Claim Certificate (indicating that it is the second and final notice). In the event that the Representative shall fail to object to any items of Loss set forth in a Claim Certificate within the thirty (30) day period following the original receipt of the Claim Certificate, the Seller Indemnifying Party shall be deemed to have irrevocably agreed and consented to the indemnification, compensation and reimbursement of the Buyer Indemnified Party in respect of such items of Loss pursuant to the terms of this Agreement.

(c) If a Seller Indemnified Party believes that it has or may have a right to a Indemnification Claim, such Seller Indemnified Party shall so notify the Buyer in a Claim Certificate, prior to the expiration of the applicable Survival Period (if applicable): (i) stating that such Seller Indemnified Party has directly or indirectly suffered or incurred any Losses, or reasonably anticipates that it will directly or indirectly suffer or incur any Losses, for which it is entitled to indemnification, compensation or reimbursement under this Agreement, (ii) a brief description in reasonable detail (to the extent available to such Seller Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Seller Indemnified Party’s good faith belief thereof, and (iii) the basis for indemnification, compensation or reimbursement under this Agreement to which such item of Losses is related.

13.5 Third Party Claims . In the event any Action is instituted against an Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), the Indemnified Party shall, promptly after receipt of notice of any such Action, notify the Indemnifying Party of the commencement thereof; provided, however, that the failure to so notify the Indemnifying Party of the commencement of any such Action will relieve the Indemnifying Party from liability in connection therewith only if and to the extent that such failure shall have caused the damages for which the Indemnified Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. Upon receipt of such notice, the Indemnifying Party shall have the right, in its sole discretion, to control the defense or settlement of such Third Party Claim by appointing a recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that such Indemnifying Party shall be responsible for all liabilities and obligations relating to such Third Party Claim up to the limitations set forth in Section 13.3 and subject to such limitations, and provided, further, that:

(a) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party);

(b) the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification, compensation or reimbursement relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnified Party’s reputation, business, operations or future business prospects; (iii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iv) the Indemnified Party has been advised by counsel that a substantial likelihood exists of a material conflict of interest between the Indemnified Party and the Indemnifying Party; (v) upon petition by the Indemnified Party the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; (vi) the amount of Losses reasonably estimated to be incurred pursuant to such Third Party Claim (when combined with all other outstanding claims for indemnification, compensation or reimbursement and any amount previously paid by the Indemnifying Party that applies toward the applicable cap under Section 13.3 (if any) would exceed the applicable cap contemplated by Section 13.3 (if any)) or (vii) the claim relates to a breach or alleged breach of Section 5.4 (Title; Sufficiency) or Section 5.11 (Intellectual Property);

(c) if the Indemnifying Party shall control the defense of any Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities with respect to such claim with prejudice; and

(d) if the Indemnified Party shall control the defense of any Third Party Claim, the Indemnified Party shall have the right to settle, adjust or compromise such Third Party Claim; provided, however, that if the Indemnified Party settles, adjusts or compromises any such Third Party Claim without the prior written consent of the Indemnifying Party, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Party in connection with such Third Party Claim (it being understood that if the Indemnified Party requests that the Indemnifying Party consent to a settlement, adjustment or compromise, the Indemnifying Party shall not unreasonably withhold or delay such consent).

(e) For the purposes of this Section 13.5, if the Indemnifying Party is a Seller or Parent Holder, notice shall instead be given to the Representative and the Representative shall take all actions of the Indemnifying Party.

13.6 Representative.

(a) By virtue of the approval of the Transactions and this Agreement by the Parent Holders and pursuant to the Parent Holder Agreements, each of the Parent Holders and the Sellers (collectively, the “Seller Indemnifying Parties”) shall be deemed to have agreed to appoint Parent as his, her or its agent and attorney-in-fact, as the Representative for and on behalf of the Seller Indemnifying Parties to take all actions under this Agreement that are to be taken by the Representative, including to amend this Agreement, to waive any provision of this Agreement, to negotiate payments due pursuant to this Article 13, to give and receive notices and communications, to authorize payment to any Buyer Indemnified Party from the Escrow Fund in satisfaction of claims by any Buyer Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Buyer Indemnified Party against any Seller Indemnifying Party or by any such Seller Indemnifying Party against any Buyer Indemnified Party or any dispute between any Buyer Indemnified Party and any such Seller Indemnifying Party, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the

Representative for the accomplishment of the foregoing, or (ii) specifically mandated by the terms of this Agreement; provided, however, that, notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower the Representative to do or cause to be done any of the foregoing (i) in a manner that improperly discriminates between or among the Seller Indemnifying Parties or (ii) as to any matter insofar as such matter relates solely and exclusively to a single Seller Indemnifying Party, whereupon the Representative may appoint the Seller Indemnifying Party who is alleged to be in breach to handle all matters related to such indemnification claim on behalf of the Representative, and all references to the Representative in such event shall include also such Seller Indemnifying Party. Such agency may be changed by the Parent Holders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Representative may not be removed unless Parent Holders holding an Indirect Ownership Interest (as set forth on Exhibit E) of at least 51% (a “Majority Interest”) agree to such removal and to the identity of the substituted agent. A vacancy in the position of Representative may be filled by a Majority Interest. In the event a vacancy in the position of Representative exists for fifteen (15) or more days, Parent shall have the right to petition a court of competent jurisdiction to appoint a replacement Representative. No bond shall be required of the Representative, and the Representative shall not receive any compensation for his, her or its services. Notices or communications to or from the Representative shall constitute notice to or from the Seller Indemnifying Parties.

(b) The Representative represents and warrants to Parent and to the Escrow Agent that it has the irrevocable right, power and authority (i) to enter into and perform its obligations as Representative under this Agreement and to bind each of the Indemnifying Parties to its terms, (ii) to give and receive directions and notices hereunder, and (iii) to make all determinations that may be required or that it deems appropriate under this Agreement.

(c) Until notified in writing by the Representative that he, she it has resigned, or that he, she or it has been removed by a Majority Interest, Parent and the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a Majority Interest.

(d) The Seller Indemnifying Parties each hereby authorize the Representative to:

(i) Receive all notices or documents given or to be given to the Indemnifying Parties pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;

(ii) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby or thereby as the Representative may in its sole discretion deem appropriate; and

(iii) Take such action as the Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Buyer or Acquisition Sub contained in this Agreement or in any document delivered by Buyer or Acquisition Sub pursuant hereto, (B) taking such other action as the Representative is authorized to take under this Agreement, (C) receiving all documents or certificates and making all determinations, in his, her or its capacity as Representative, required under this Agreement and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article 13 and any waiver of any obligation of Buyer or Acquisition Sub.

(e) The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Seller Indemnifying Parties shall indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative. A decision, act, consent or instruction of the Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and the Escrow Agent, Buyer and Acquisition Sub may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of the Seller Indemnifying Parties. The Escrow Agent, Buyer and Acquisition Sub are hereby relieved from any liability to any Person for any decision, act, consent or instruction of the Representative.

13.7 Tax Treatment. All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE 14

REGISTRATION

14.1 Filing and Effectiveness of Seller Registration Statement.

(a) Within twenty four (24) hours after the Closing, Buyer shall file a registration statement on Form S-1 (or other appropriate form) covering the resale to the public by the Sellers and the Parent Holders if applicable, of all shares representing the Stock Consideration (the “Seller Registration Statement”) with the SEC. Buyer shall use its commercially reasonable efforts to cause the Seller Registration Statement to be declared effective by the SEC as soon as practicable; provided that Buyer shall not be required to make any filing with the SEC prior to the date that such filing otherwise would be due. Buyer shall cause the Seller Registration Statement to remain effective until the one year anniversary of the Effective Date (to be extended for each day of a Registration Suspension (as defined below)) or such earlier time as all of the Stock Consideration covered by the Seller Registration Statement has been sold pursuant thereto or pursuant to Rule 144 promulgated under the Securities Act. Buyer shall pay the expenses incurred by it in complying with its obligations under this Article 14, including all preparation, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Buyer, accountants for Buyer and other advisors or persons retained by Buyer in connection with the filing of the Seller Registration Statement, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Sellers and the Parent Holders in connection with sales under the Seller Registration Statement and (ii) the fees and expenses of any counsel retained by the Sellers or the Parent Holders. For purposes of this Article 14 and Section 3.1(c), “Parent Holders” shall be deemed to include up to twelve (12) additional Persons specified in the Allocation Letter provided that such Persons execute and deliver a Selling Stockholder Questionnaire to Buyer prior to the Closing Date.

(b) Buyer may, by written notice to the Representative, (i) delay the filing or effectiveness of the Seller Registration Statement, or (ii) suspend the Seller Registration Statement after it has been declared effective by the SEC and require that the Sellers and the Parent Holders immediately cease sales of the Stock Consideration and, if applicable, the Additional Stock Consideration pursuant to the Seller Registration Statement, in each case only if an event outside of Buyer’s control occurs that results in the Seller Registration Statement containing an untrue statement of a material fact or omitting any fact necessary to make the statements therein not misleading.

(c) If Buyer delays or suspends the Seller Registration Statement or requires the Sellers and the Parent Holders to cease sales of the Stock Consideration and, if applicable, the Additional Stock Consideration pursuant to Section 14.1(b), Buyer shall take such actions as may be necessary to file or reinstate the effectiveness of the Seller Registration Statement and/or give written notice to the Representative authorizing the Sellers and the Parent Holders to resume sales pursuant to the Seller Registration Statement. If as a result thereof the prospectus included in the Seller Registration Statement has been amended to comply with the requirements of the Securities Act, Buyer shall enclose such revised prospectus with the notice to the Sellers given pursuant to this Section 14.1(c), and the Sellers and the Parent Holders shall make no offers or sales of the Stock Consideration and, if applicable, the Additional Stock Consideration pursuant to the Seller Registration Statement other than by means of such revised prospectus. Notwithstanding the foregoing, Buyer shall not suspend the Seller Registration Statement pursuant to Section 14.1(b) (a “Registration Suspension”) for more than thirty (30) days in the aggregate; provided, however, that there is no limit on the number of Registration Suspensions that Buyer can cause.

14.2 Registration Procedures.

(a) Buyer shall notify the Representative at any time when the prospectus included in the Seller Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

(b) In connection with the filing by Buyer of the Seller Registration Statement, Buyer shall make available to the Representative, on behalf of the Sellers and the Parent Holders, a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(c) Buyer shall take any action required to be taken under state securities or “blue sky” laws in connection with the Seller Registration Statement and the issuance of the Stock Consideration and, if applicable, Additional Stock Consideration; provided, however, that Buyer shall not be required in connection with this Section 14.2(c) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(d) Buyer shall promptly notify the Representative, on behalf of the Sellers and the Parent Holders, when the Seller Registration Statement has become effective and anytime when resales must cease or may be resumed.

(e) Buyer shall prepare and file with the SEC such amendments and supplements to such Seller Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act, and shall promptly notify Representative accordingly.

(f) If Buyer has delivered a preliminary or final prospectus to the Representative on behalf of the Sellers and the Parent Holders, and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Buyer shall promptly notify the Representative, on behalf of the Sellers and the Parent Holders, and, if requested by Buyer, the Sellers and the Parent Holders shall immediately cease making offers or sales of shares representing the Stock Consideration or, if applicable, the Additional Stock Consideration under the Seller Registration Statement and return the prospectus to Buyer. Buyer shall promptly provide the Representative, on behalf of the Sellers and the Parent Holders, with revised or supplemented prospectus and, following receipt of the revised or supplemented prospectus, the Sellers and the Parent Holders shall be free to resume making offers and sales under the Seller Registration Statement. Any period of time after such request and prior to such receipt shall be deemed a Registration Suspension.

(g) Buyer shall cause all the Stock Consideration or the Additional Stock Consideration to be listed on each securities exchange on which similar securities issued by Buyer are then listed.

(h) If necessary, Buyer shall provide a transfer agent, registrar and CUSIP number for the Stock Consideration, in each case not later than the Effective Date.

(i) Buyer shall advise the Representative, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Seller Registration Statement.

(j) Buyer shall indemnify and hold harmless each Seller and Parent Holder, each Person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, and each brokerage firm that effects a sale of the Stock Consideration or the Additional Stock Consideration pursuant to the Seller Registration Statement on behalf of the foregoing Persons (a “Selling Brokerage Firm”), against all Losses to which any of the foregoing Persons become subject under the Securities Act, the Exchange Act or other federal or state law insofar as such Losses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Seller Registration Statement or any related prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses), except insofar as the same arise out of or are based upon (i) any information furnished in writing to Buyer by any Seller or Parent Holder expressly for use therein, (ii) the sale of the Stock Consideration or the Additional Stock Consideration after the Representative has been notified in writing or via email of a potential material misstatement or omission in the Seller Registration Statement or any related prospectus and prior to Buyer’s amendment or supplement of the Seller Registration Statement or such prospectus (or Buyer’s confirmation there is no such material misstatement or omission) or (iii) by a Seller’s or Parent Holder’s failure to deliver a copy of the Seller Registration Statement or any related prospectus or any amendments or supplements thereto after Buyer has made available to the Representative the same prior to any written confirmation of the sale of the Stock Consideration or the Additional Stock Consideration.

14.3 Requirements of Sellers. Buyer shall not be required to include any shares representing the Stock Consideration held by a particular Seller or Parent Holder in the Seller Registration Statement unless such Seller or Parent Holder owning such Stock Consideration shall have delivered to the Buyer not later than the Closing Date, in writing such information regarding such Seller or Parent Holder and the proposed sale of the Stock Consideration by such Seller or Parent Holder as Buyer may reasonably request and as is customarily required in connection with the Seller Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities (the “Selling Stockholder Questionnaire”). A Seller may not assign any of its rights under this Article 14 other than to the Parent Holders.

ARTICLE 15

MISCELLANEOUS

15.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally, (b) the next Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (c) three (3) Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (d) upon delivery if sent by electronic mail or facsimile during a Business Day (or on the next Business Day if sent by electronic mail or facsimile after the close of normal business hours or on a non-Business Day):

(i) if to Buyer or Acquisition Sub, to:

SolarCity Corporation

3055 Clearview Way

San Mateo, California 94402

Attention: Lyndon R. Rive

                 Seth R. Weissman

Facsimile: (650) 560-6573

Emails: lrive@solarcity.com

             sweissman@solarcity.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Steven V. Bernard

                 Selwyn B. Goldberg

Facsimile: (650) 493-6811

Emails: sbernard@wsgr.com

              sgoldberg@wsgr.com

(ii) if to the Sellers or the Representative, to:

Board of Managers

Paramount GR Holdings, LLC

8781 Sierra College Blvd.

Roseville, CA 95661

Attention: Kevin Knee

Facsimile: (310) 581-3443

Email: KKnee@guthy-renker.com

with a copy (which shall not constitute notice) to:

Bouza, Klein & Kaminsky

950 S. Flower Street

Suite 100

Los Angeles, CA 90015

Attention: Anthony Bouza, Esq

Facsimile: (213) 488-1316

Email: abouza@b2klaw.com

Any party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

15.2 Amendments and Waivers. Subject to applicable Law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

15.3 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other Party, except that, without the consent of the other Parties: (a) Buyer may assign its rights and obligations hereunder (including its right to purchase the Acquired Assets), in whole or in part, to any of its Affiliates, (b) Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, to an entity that succeeds to all or substantially all of the Business (whether by sale of stock, sale of assets, merger, recapitalization or otherwise), (c) Buyer may assign any or all of its rights pursuant to the Transaction Agreements, including its rights to indemnification, compensation or reimbursement, to any of its lenders as collateral security, and (d) Sellers may assign the Stock Consideration and the right to receive Additional Stock Consideration to the Parent Holders.

15.4 Severability. In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party), it being intended that each Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party).

15.5 Expenses. Except as otherwise provided in the Transaction Agreements, each of the Sellers and Buyer shall pay all of its own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the Transactions. Losses suffered by a Party for a breach of this Agreement shall in no way be limited by the amounts described in this Section 15.5.

15.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions (without proof of damages) to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the Parties hereby agree to waive any requirements for posting a bond in connection with any such action.

15.7 Other Remedies. Except to the extent set forth otherwise herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

15.8 No Third Party Beneficiaries. Except as specifically set forth or referred to herein and except for Selling Brokerage Firms to the extent set forth in Section 14.2(j), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date.

15.9 Entire Agreement. This Agreement, including the Seller Disclosure Schedule (and all schedules and exhibits thereto) and all Schedules and Exhibits to this Agreement, and all other agreements referred to herein is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties hereto, have been expressed herein or in such Seller Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Seller Disclosure Schedule, Schedules, Exhibits and such other agreements supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they related in any way to the subject matter hereof.

15.10 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such state without giving effect to the conflicts of Laws principles thereof.

15.11 Consent to Jurisdiction. Without limiting the other provisions of this Section 15.11, the Parties hereto agree that any legal proceeding by or against any Party hereto or with respect to or arising out of this Agreement shall be brought in federal or state courts located in San Mateo County, California or Santa Clara County, California. By execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The Parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

15.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

15.13 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, ..tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

SolarCity Corporation

By:	/s/ Lyndon R. Rive
Name: Lyndon R. Rive
Title: Chief Executive Officer

Poppy Acquisition LLC

By:	/s/ Lyndon R. Rive
Name: Lyndon R. Rive
Title: President and Chief Executive Officer

Paramount GR Holdings, LLC

By:	/s/ Hayes Barnard
Name:
Title:

Paramount Energy Solutions, LLC

By:	/s/ Hayes Barnard
Name:
Title:

Paramount GR Holdings, LLC

By:	/s/ Hayes Barnard
Name:
Title:

[Signature Page to Asset Purchase Agreement]